Exhibit 99.2

DRAFT

AMENDED AND RESTATED SUBSCRIPTION

AND SHAREHOLDERS AGREEMENT

Dated as of                   , 2006

i

7.9	Sale Process	30

ARTICLE VIII IPO AGREEMENTS		30
8.1	IPO Agreements	30

ARTICLE IX INDEMNIFICATION		30
9.1	Indemnification	30

ARTICLE X REPRESENTATIONS AND WARRANTIES		31
10.1	Representations and Warranties of the Holders	31
10.2	Representations and Warranties of the Holdco	32

ARTICLE XI ADDITIONAL COVENANTS AND AGREEMENTS		33
11.1	Certain Tax Matters	33
11.2	Non-Solicitation	34
11.3	Access to Information, Confidentiality and Public Announcements	35
11.4	Non-Compete	36
11.5	Costs	36
11.6	Management Matters	36
11.7	Pre-Closing Transfers	37
11.8	Additional Agreements	37
11.9	The Transactions	37

ARTICLE XII MISCELLANEOUS		37
12.1	Waiver; Amendment	37
12.2	Effectiveness; Termination	38
12.3	Notices	38
12.4	Applicable Law	38
12.5	Assignment	39
12.6	Specific Performance	39
12.7	Fiduciary Duties; Exculpation Clause	39
12.8	No Recourse	39
12.9	Further Assurances	39
12.10	Several Obligations	39
12.11	Third Parties	39
12.12	Entire Agreement	39
12.13	Titles and Headings	40
12.14	Binding Effect	40
12.15	Severability	40
12.16	Counterparts	40

Exhibit

Exhibit A	-	PEC Terms
Exhibit B-1	-	Equity Commitment
Exhibit B-2	-	Subscription of PECs and Shares
Exhibit C	-	Charter and Bylaws
Exhibit D	-	List of Significant Actions
Exhibit E	-	List of Supermajority Actions
Exhibit F	-	Pre-Closing Actions
Exhibit G	-	Notice Details

Annexes

Annex A	-	PEC Holder Definitions

ii

AMENDED AND RESTATED SUBSCRIPTION AND SHAREHOLDERS AGREEMENT

This AMENDED AND RESTATED SUBSCRIPTION AND SHAREHOLDERS AGREEMENT is made as of January 25, 2006 by and among:

1.                                       Nordic Telephone Company Investment ApS, a private limited company (Anpartsselskab) organized and existing under the laws of Denmark, together with any successor or permitted assignee thereof;

2.                                       Angel Lux I S.à r.l., a société à responsabilité limitée organized and existing under the laws of Luxembourg (“Apax Luxco”), having its registered office at 5 rue Guillaume Kroll, L-1882 Luxembourg and registration number B 111785;

3.                                       Angel Lux II S.à r.l., a société à responsabilité limitée organized and existing under the laws of Luxembourg (“Blackstone Luxco”), having its registered office at 5 rue Guillaume Kroll, L-1882 Luxembourg and registration number B111784;

4.                                       Angel Lux IV S.à r.l., a société à responsabilité limitée organized and existing under the laws of Luxembourg (“KKR Luxco”), having its registered office at 5 rue Guillaume Kroll, L-1882 Luxembourg and registration number B111782;

5.                                       Kabler S.à r.l., a société à responsabilité limitée organized and existing under the laws of Luxembourg (“Permira Luxco”), having its registered office at 12 rue Léandre Lacroix, L-1913 Luxembourg and registration number B109344;

6.                                       Angel Lux III S.à r.l., a société à responsabilité limitée organized and existing under the laws of Luxembourg (“Providence Luxco” and, together with Apax Luxco, Blackstone Luxco, KKR Luxco and Permira Luxco, the “Investor Luxcos”), having its registered office at 5 rue Guillaume Kroll, L-1882 Luxembourg and registration number B111783;

7.                                       each of the Apax Funds (as defined in Annex A hereto and, together with Apax Luxco, “Apax”);

8.                                       each of the Blackstone Funds (as defined in Annex A hereto and, together with Blackstone Luxco, “Blackstone”);

9.                                       each of the KKR Funds (as defined in Annex A hereto and, together with KKR Luxco, “KKR”);

10.                                 each of the Permira Funds (as defined in Annex A hereto and, together with Permira Luxco, “Permira”);

11.                                 each of the Providence Funds (as defined in Annex A hereto and, together with Providence Luxco, “Providence” and, together with Apax, Blackstone, KKR and Permira, and any other Person who becomes an “Investor” in accordance with this Agreement and their respective Permitted Transferees, the “Investors” and each, an “Investor”);

12.                                 each of the PIK Parties (as defined in Annex A hereto);

13.                                 Nordic Telephone Company Administration ApS, a private limited company (Anpartsselskab) organized and existing under the laws of Denmark, together with any successor or permitted assignee thereof (“Interco”);

14.                                 Nordic Telephone Company Finance ApS, a private limited company (Anpartsselskab) organized and existing under the laws of Denmark, together with any successor or permitted assignee thereof (“PIKco”);

15.                                 Nordic Telephone Company Holding ApS, a private limited company (Anpartsselskab) organized and existing under the laws of Denmark, together with any successor or permitted assignee thereof (“Midco”); and

16.                                 Nordic Telephone Company ApS, a private limited company (Anpartsselskab) organized and existing under the laws of Denmark, together with any successor or permitted assignee thereof (“Bidco”).

The parties listed in (2) through (6) and (12), together with any other Person who acquires Shares and becomes a party to this Agreement, in each case in accordance with this Agreement, collectively, the “Shareholders” and, each, a “Shareholder;” the parties listed in (7) through (12), together with any other Person who acquires PECs and becomes a party to this Agreement, in each case in accordance with this Agreement, collectively, the “PEC Holders” and, each, a “PEC Holder;” the Shareholders and the PEC Holders, collectively, the “Holders;” and the Holders, Interco, PIKco, Midco, Bidco and Holdco, collectively, the “Parties.”

R E C I T A L S:

On December 7, 2005, certain Parties entered into a Subscription and Shareholders Agreement which set forth the relationship between the entities party thereto with respect to the potential acquisition of TDC A/S, a limited company (Aktieselskab) organized and existing under the laws of Denmark (“Angel”).

The Parties wish to amend and restate the Subscription and Shareholders Agreement dated December 7, 2005 in its entirety and to provide for certain other matters relating to the relationship between them in connection with the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1                                 Definitions.  i)                     The following terms have the following meanings when used herein:

“Acquisition Subsidiary” shall mean each of the Intermediate Holdcos and Bidco.

“Affiliate” shall mean, with respect to any Person, another Person Controlled directly or indirectly by such first Person, Controlling directly or indirectly such first Person or directly or indirectly under the same Control as such first Person, and “Affiliated” shall have a meaning correlative to the foregoing.

“Agreement” shall mean this Subscription and Shareholders Agreement, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Angel ADS” shall mean an American Depositary Share representing the right to receive one half of an Angel Share.

“Angel Board” shall mean the board of directors or other comparable governing body of Angel.

“Angel Directors” shall mean the members of the Angel Board.

“Angel Group” shall mean Angel and its direct and indirect subsidiaries.

“Angel MTNs” shall mean any and all of the following debt securities issued by Angel: (a) the DEM 500,000,000 5% notes due 2008, (b) the JPY 3,000,000,000 1.28% notes due 2008, (c) the €350,000,000 5.625% notes due 2009, (d) the €1,000,000,000 5.20% notes due 2010, (e) the €700,053,000 3.875% notes due 2011 and (f) the €750,000,000 6.50% notes due 2012.

“Angel Shares” shall mean the ordinary shares, par value DKK 5 per share, of Angel.

“Board” shall mean the Angel Board and/or the Holdco Board, as applicable.

“Bridge Financing Documents” shall have the meaning set forth in the Senior Facilities Agreement.

“Business Day” shall mean a day on which banks are open for business in Copenhagen, London, New York and Luxembourg (which, for avoidance of doubt, shall not include Saturdays, Sundays and public holidays in any of these cities).

“Closing” shall mean the payment for the Angel Shares and Angel ADSs pursuant to the Offer.

“Closing Date” shall mean the date that Closing occurs.

“Confidentiality Agreement” shall mean the Confidentiality and Standstill Agreement, dated October 17, 2005, by and among Angel, Apax Partners Worldwide LLP, The Blackstone Group International Limited, Permira Advisers KB, Providence Equity Partners Limited and Kohlberg Kravis Roberts & Co. Ltd. as amended from time to time.

“Control” shall mean with respect to a Person (other than an individual) (a) direct or indirect ownership of more than 50% of the Voting Securities of such Person, (b) the right to appoint, or cause the appointment of, more than 50% of the members of the board of directors (or similar governing body) of such Person and (c) the right to manage, or direct the management of, on a discretionary basis the assets of such Person, and, for avoidance of doubt, a general partner is deemed to Control a limited partnership and, solely for the purposes of this Agreement, a fund advised or managed directly or indirectly by a Person shall also be deemed to be Controlled by such Person (and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing).

“Debt Tender” shall mean the invitations, if any, by Midco to receive offers for or, at Midco’s option, procure another Person to receive offers for, any or all of the outstanding Angel MTNs and any related consent solicitation.

“Director” shall mean a member of the Holdco Board or the Angel Board, as applicable.

“Equity Commitment Letters” shall mean (A) the equity bridge commitment letters dated the date hereof between Holdco on the one hand and in each case (i) Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P., (ii) Blackstone Family Communications Partnership (Cayman) L.P., Blackstone Capital Partners (Cayman) IV L.P., Blackstone Capital Partners (Cayman) IV-A L.P., Blackstone Family Investment Partnership (Cayman) IV-A L.P., Blackstone Participation Partnership (Cayman) IV L.P. and Blackstone NSS Communications Partners (Cayman) L.P., (iii) KKR Millennium Fund (Overseas), Limited Partnership, (iv) Permira Europe III GmbH & Co. KG, Permira Europe III L.P. 1, Permira Europe III L.P. 2, Permira Europe III Co-Investment Scheme, and Permira Investments Limited, or (v) Providence Equity Offshore Partners V L.P., on the other hand, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof; and (B) the equity commitment letters dated on the date the Offer is made between Holdco on the one hand and in each case (i) Apax Europe VI-A, L.P. and Apax Europe VI-1, L.P., (ii) Blackstone Family Communications Partnership (Cayman) L.P., Blackstone Capital Partners (Cayman) IV L.P., Blackstone Capital Partners (Cayman) IV-A L.P., Blackstone Family Investment Partnership (Cayman) IV-A L.P., Blackstone Participation Partnership (Cayman) IV L.P. and Blackstone NSS Communications Partners (Cayman) L.P., (iii) KKR Millennium Fund (Overseas), Limited Partnership, (iv) Permira Europe III GmbH & Co. KG, Permira Europe III L.P. 1, Permira Europe III L.P. 2, Permira Europe III Co-Investment Scheme, and Permira Investments Limited, or (v) Providence Equity Offshore Partners V L.P., on the other hand, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended from time to time, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

“Financing Documents” shall mean the Senior Finance Documents, the Bridge Finance Document and the PIK Finance Documents, each as defined in the Senior Facilities Agreement, and all ancillary agreements and instruments entered into in connection therewith, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Group” shall mean Holdco and its direct and indirect Subsidiaries.

“Holdco” shall mean the entity specified in clause (1) of the preamble to this Agreement and any successor or permitted assignee thereof.

“Holdco Board” shall mean the board of directors or other comparable governing body of Holdco.

“Information” shall mean the books and records of any member of the Group and information relating to such member of the Group and its properties, operations, financial condition and affairs.

“Intermediate Holdco” shall mean each of (a) Interco, (b) PIKco, (c) Midco and (d) any other Subsidiary of Holdco that holds, directly or indirectly, shares in Bidco immediately following the Closing or that Holdco (acting through the Holdco Board) designates as such from time to time by written notice to the Parties, together with any successor or permitted assignee thereof.

“Investor Approval” shall mean the approval of a majority of the members of the Investors Committee.

“Investor Supermajority Approval” shall mean the approval of four out of five members of the Investors Committee, or, if the Investor Committee consists of less than five members, the approval of a majority of the members of the Investors Committee.

“Invitation Memorandum” shall mean the Invitation Memorandum with respect to the Angel MTNs dated November 17, 2005 as circulated to the Investors.

“IPO” shall mean an initial Public Offering of a class of shares of Holdco or any Subsidiary of Holdco as determined by the Holdco Board.

“IRC” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

“Management Equity Incentive Plan” shall mean any management equity incentive plan or similar arrangement established by any member of the Group, as such plan or arrangement may be amended, restated, modified or supplemented from time to time.

“Marketable Securities” means shares in respect of common equity issued by an issuer with an equity market capitalization equal to or greater than €3,000,000,000 (or the equivalent thereof) on the date of the applicable Required Sale Notice that (i) are listed on a major national or international stock exchange and for which quotations are reported through a national or international securities reporting system; and (ii) may be freely tradeable by the Person receiving such Marketable Securities without restriction, other than a contractual lock-up restriction on transferability which may not exceed twelve months from the date of the receipt of such Marketable Securities.

“New Securities” shall mean any shares or options, warrants or other securities or rights convertible or exchangeable into or exercisable for shares or common equity equivalents, including the Shares and the PECs.

“Offer” shall mean the offer to purchase all of the outstanding Angel Shares (except for any treasury shares held by Angel and Angel’s Subsidiaries), and Angel ADS made on December 2, 2005 as amended, extended, renewed, terminated or otherwise modified from time to time in accordance with this Agreement.

“Original Investment” shall mean, with respect to any Investor originally a Party to this Agreement as of the date hereof or any Transferee or subsequent Transferee of such Investor’s Shares and/or PECs, the aggregate of (a) the principal amount of all PECs underwritten (directly or through its Syndicatees) by such original Investor and (b) the original purchase price paid for all Shares underwritten (directly or through its Syndicatees) by such original Investor.

“PECs” shall mean each class or series of preferred equity certificates of Holdco having the terms and conditions set forth on Exhibit A.

“Permitted Equity Syndication” shall mean any equity syndication in accordance with
Sections 3.2 or 6.1(c).

“Permitted Syndication Amount” shall mean the permitted syndication amount for each Investor, if any, as specified in Exhibit B-2, as amended from time to time pursuant to this Agreement.

“Permitted Transfer” shall mean (i) a Transfer to a Permitted Transferee, (ii) a Transfer by a PIK Party to an Affiliate of such PIK Party, (iii) a Transfer of a PIK Party permitted by the terms of the PIK Finance Documents within the six-month period following the Closing Date, (iv) a Transfer by a Syndicatee to an Affiliate of such Syndicatee, (v) a Transfer by a Syndicatee as requested by an Investor in the event that it is reasonably probable that the continuation of ownership of such Syndicatee of the interest to be Transferred will result in either a violation of ERISA, or such Investor or an Affiliate of such Investor becoming a fiduciary pursuant to ERISA, or (vi) a Transfer to a Syndicatee as requested by an Investor in the event that it is reasonably probable that the absence of such Transfer will result in either a violation of ERISA or such Investor or an Affiliate of such Investor becoming a fiduciary pursuant to ERISA.

“Permitted Transferee” of a Shareholder or a PEC Holder shall mean (a) any Affiliate of or successor entity to such Shareholder or PEC Holder, (b) any investment fund advised by an adviser or sub-adviser of such Shareholder or PEC Holder or of an Affiliate of such Shareholder or PEC Holder, (c) any Person that Controls an investment fund advised by an adviser or sub-adviser of such Shareholder or PEC Holder or of an Affiliate of such Shareholder or PEC Holder or (d) any wholly-owned Subsidiary of (i) an investment fund advised by an adviser or sub-adviser of such Shareholder or PEC Holder or of an Affiliate of such Shareholder or PEC Holder or (ii) any Person that Controls an investment fund advised by an adviser or sub-adviser of such Shareholder or PEC Holder or of an Affiliate of such Shareholder or PEC Holder.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity or organization.

“PIK Finance Documents” the amended and restated PIK facility agreement dated January 12, 2006 relating to the financing of the Offer among PIKco, the financial institutions named therein as original PIK lenders and Deutsche Bank AG, London as PIK agent, together the PIK fee letter dated January 19, 2006, with Deutsche Bank AG, London Branch, Credit Suisse International, Barclays Capital, the investment banking division of Barclays Bank PLC, JPMorgan Chase Bank, N.A. and The Royal Bank of Scotland plc and the equity commitment letter in connection therewith, in each case as may be amended, supplemented or otherwise modified from time to time.

“Plan Asset Regulations” shall mean the regulations issued by the U.S. Department of Labor at Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, as amended from time to time.

“Public Offering” shall mean (a) any sale of securities to the public in an offering under the laws, rules and regulations of any non-U.S. jurisdiction or (b) any sale of securities to the public in an offering pursuant to an effective registration statement under the Securities Act (other than a registration on Form S-4, F-4 or S-8, or any successor or other forms promulgated for similar purposes).

“PwC Structure Memorandum” shall mean the final structure report entitled Project Angel: Volume II: Draft Summary Steps Paper and dated November 28, 2005 relating to the Offer, as amended from time to time pursuant to this Agreement.

“Qualified Public Offering” shall mean the first underwritten Public Offering in which the aggregate price to the public of all classes of shares of Holdco or any of its Subsidiaries sold in such offering in combination with the aggregate price to the public of all classes of shares of Holdco or any of its Subsidiaries sold in any previous underwritten Public Offerings shall exceed Euro 400 million.

“Regulations” shall mean the federal income tax regulations promulgated under the IRC, as such Regulations may be amended from time to time (it being understood that all reference herein to specific sections of the Regulations shall be deemed also to refer to any corresponding provisions of succeeding Regulations).

“Reorganization Transaction” shall mean any actions taken by Holdco or any member of the Group at any time prior to and in contemplation of an IPO or following an IPO, upon the approval of the Holdco Board, as may be necessary, appropriate or desirable, (x) to liquidate, dissolve or wind up, (y) to merge and/or (z) to reorganize, recapitalize or otherwise restructure the Investor Luxcos, Holdco or any of Holdco’s Subsidiaries, in each case, so as to optimize the corporate structure as is appropriate in light of tax, legal or other professional advice received by Holdco.

“Representatives” shall mean each Investor, each Affiliate of each Investor and each adviser to each such Investor or Affiliate and each of their respective directors, managers, officers, partners, principals, employees, professional advisers, general and limited partners and agents and, in the case of each Shareholder only, the Holdco Directors and Angel Directors designated by such Shareholder.

“Securities” shall mean capital stock, limited partnership interests, limited liability company interests, beneficial interests, warrants, options, notes, bonds, debentures, and other securities, equity interests, ownership interests and similar obligations of every kind and nature of any Person.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

“Senior Facilities Agreement” shall mean the senior facilities agreement, dated on November 30, 2005 among Midco, the financial institutions named therein as original lenders and J.P. Morgan Europe Limited as facility agent, and all ancillary agreements and instruments entered into in connection therewith, as amended, restated, supplemented or otherwise modified from time to time.

“Shareholder Director” shall mean, with respect to any Shareholder who is an Investor, if applicable, such Shareholder’s designee on the Holdco Board and/or Angel Board and on any committees thereof.

“Shares” shall mean the shares, par value DKK1 per share, of Holdco.

“shares” when used herein shall be deemed to include ordinary shares, preferred shares and any other class of equity securities, including partnership interests or equity interests in other non-corporate entities, as the context requires.

“Sharing Percentage” shall mean, as of any date of determination, for purposes of Section 7.4(d), with respect to any Holder, a percentage calculated by dividing (a) the aggregate of (i) the principal amount of the PECs then held by such Holder and (ii) the product of the number of Shares then held by such Holder multiplied by the subscription price per Share paid at Closing by (b) the aggregate of (i) the principal amount of all PECs outstanding and (ii) the product of the number of Shares outstanding multiplied by the subscription price per Share paid at Closing, and for purposes of Article VI, with respect to any Holder, a percentage calculated by dividing (a) the aggregate of (i) the principal amount of the PECs then held by such Holder and (ii) the product of the number of Shares then held by such Holder multiplied by the subscription price per Share paid at Closing by (b) the aggregate of (i) the principal amount of all PECs then outstanding and held by the Holders and (ii) the product of the number of Shares then outstanding and held by the Holders multiplied by the subscription price per Share paid at Closing.

“Significant Actions” shall have the meaning set forth in Exhibit D.

“Significant Subsidiary” shall mean a “Significant Subsidiary” of Holdco as determined in accordance with Rule 1-02(w) under the Securities Act as of the date hereof.

“Strategic Investor” shall mean, with respect to any proposed Transfer, any Person who is primarily engaged in telecommunication and/or media activities or who is a significant competitor of any of the principal businesses undertaken by the Group and, in each case, any Affiliate of such Person.

“Subsidiary” shall mean a Person that is Controlled directly or indirectly by another Person.

“Supermajority Actions” shall have the meaning set forth in Exhibit E.

“Tax Matters Person” shall mean Blackstone.

“Transactions” shall mean the Offer and the other transactions contemplated thereby and herein, including the Debt Tender and the transactions contemplated by the Financing Documents.

“Transfer” shall mean a transfer, sale, assignment, pledge, hypothecation or other disposition by a Person of a legal or beneficial interest in another Person, whether directly or indirectly, including pursuant to the creation of a derivative security, the grant of an option or other right, the imposition of a restriction on disposition or voting, by operation of law or by any disposition of an interest in any parent holding company of such Person.

“Voting Security” shall mean shares of stock or equivalent ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, trustees or other members of the applicable governing body thereof.

(b)                                 As used in this Agreement, each of the following capitalized terms shall have the meaning ascribed to them in the Section set forth opposite to such term.

Term	Section

Acceptance Notice	Section 7.2(d)

Angel	Preamble

Apax	Preamble

Apax Funds	Annex A

Apax Luxco	Preamble

Term	Section

Authorized Recipients	Section 11.3(c)

Bidco	Preamble

Blackstone	Preamble

Blackstone Funds	Annex A

Blackstone Luxco	Preamble

Confidential Information	Section 11.3(c)

Costs	Section 11.5

Dragging Consideration	Section 7.4(b)

Equity Commitment	Section 3.1(b)

First Offer Deadline	Section 7.2(b)(i)

First Offer Holder	Section 7.2(a)

First Offer Notice	Section 7.2(b)(i)

First Offer Purchaser	Section 7.2(b)(i)

Holders	Preamble

Indemnitees	Section 9.1(a)

Interco	Preamble

Investor	Preamble

Investor Exit	Exhibit F

Investor Luxcos	Preamble

Investor Representative	Section 5.9(a)

Investors Committee	Section 5.8

KKR	Preamble

KKR Funds	Annex A

KKR Luxco	Preamble

Losses	Section 9.1(a)

Midco	Preamble

Non-Selling Holder	Section 7.3(a)

Offer Notice	Section 7.2(a)

Offeror	Section 7.2

Participating Holder	Section 6.2(b)6.1(a)

Parties	Preamble

PEC Holders	Preamble

Permira	Preamble

Permira Funds	Annex A

Term	Section

Permira Luxco	Preamble

PIKco	Preamble

PIK Parties	Annex A

Proposed Sale	Section 7.3(a)

Proposed Transferee	Section 7.3(b)(i)

Pro Rata Portion	Section 7.2(d)

Pro Rata Share	Section 7.3(e)(i)

Prospective Buyer	Section 7.2(b)(ii)

Providence	Preamble

Providence Funds	Annex A

Providence Luxco	Preamble

Remaining Investors	Exhibit F

Required Sale	Section 7.4(a)

Required Sale Notice	Section 7.4(a)

Restricted Investor	Section 7.5

Sale Proposal	Section 7.4(a)

Selling Holder	Section 7.3(a)

Shareholders	Preamble

Subject Securities	Section 7.2(a)(i)

Subsidiary Board	Section 5.8

Syndicatee	Section 3.2

Tag Along Notice	Section 7.3(a)

Tag Along Offer	Section 7.3(c)

Tag Along Sale Percentage	Section 7.3(b)(i)

Tag Along Sellers	Section 7.3(b)(ii)

Tagging Holders	Section 7.3(b)(ii)

VCOC Investor	Section 5.14(a)

1.2                                 Interpretation.

(a)                                  Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b)                                 The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section and Exhibit are references to the Articles, Sections and Exhibits of this Agreement unless otherwise specified.

(c)                                  The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d)                                 A reference to any Party or any party to any other agreement or document shall include such Party’s or party’s successors and permitted assignees.

(e)                                  Unless otherwise specifically provided, a reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

ARTICLE II

IMPLEMENTATION MATTERS

2.1                                 Organization Documents.  (a)  Each Holder shall, and, if applicable, shall instruct its Shareholder Director to, take any and all action within its power to procure that the organizational documents of Holdco and each other member of the Group (including any rules, regulations or policies of any governing body thereof) shall reflect the terms of this Agreement to the extent recommended by Danish or other relevant counsel to the Group, so as to effectuate and preserve the intent of the Parties as set out herein.

(b)                                 In particular, the Parties agree that, as soon as possible after Closing, (i) Bidco shall effect a compulsory acquisition procedure in accordance with Danish law in respect of the remaining Angel Shares and Angel ADSs that are not then owned by Bidco, (ii) the Angel Shares and Angel ADSs shall be delisted from the applicable stock exchange and (iii) as soon as practicable and taking into account the financial position of Angel, Angel shall be converted from a public limited company (Aktieselskab) to a private limited company (Anpartsselskab).  If and when the transactions contemplated in this Section 2.1(b) are completed so that Angel has been converted from a public limited company to a private limited company, then the Parties shall cause Angel to adopt the Charter and Bylaws substantially in the forms attached hereto as Exhibit C – Part 1.

2.2                                 Conflicts or Inconsistencies.  In all events, this Agreement will govern and prevail as among the Holders in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the organizational documents of Holdco or any other member of the Group.

2.3                                 Effectuating the Intent of the Parties.  Each Shareholder shall (i) vote its Shares and take all other action in its power and authority as a shareholder of Holdco and (ii) if applicable, instruct its designees on the Holdco Board and Angel Board and on any committees thereof to exercise their voting rights on each such body in a manner consistent with the rights and obligations of the Parties under this Agreement so as to effectuate and preserve the intent of the Parties as set out herein.

2.4                                 Applicable Law.  The Parties acknowledge that in certain instances a provision of this Agreement may not be enforceable or that its enforceability may be limited by applicable law.  Nevertheless, the Parties agree that they intend to be bound by the terms of this Agreement and, if any provision is held to be unenforceable, the Parties agree to use their reasonable efforts to implement an alternative enforceable mechanism that would effect, as closely as possible, the intent of the Parties as reflected in or provided by the unenforceable provision.  Moreover, each Party agrees that, if any corporate formality or other procedure is not expressly mandated by law or the provisions of this Agreement to be taken by the Parties but the enforceability of any provision of this Agreement would be enhanced if the Parties act in accordance with such corporate formality or other procedure, it shall act in accordance with such corporate formality or other procedure to the extent recommended by counsel to the Group in the relevant jurisdiction.

2.5                                 Change of Law.  In the event of a change in Danish legislation, the Parties acknowledge that a replacement of the Shares and/or the PECs for one or more different equity or equity equivalent instruments or any combination thereof issued by Holdco or an Affiliate of Holdco may be necessary or desirable to effectuate and preserve the intent of the Parties, and the Parties agree to exchange, contribute or otherwise replace their respective Shares and PECs for such new equity or equity equivalent instruments as approved by Investor Supermajority Approval, and to enter into a shareholders agreement and other necessary or desirable agreements as approved by Investor Supermajority Approval, provided that the overall terms of such new equity or equity equivalent instruments and the terms of the new shareholders agreement and any other necessary or desirable agreements in the aggregate shall be equivalent as to economics (but not including tax matters or other matters individual to each PIK Party) as the terms of the Shares and the PECs, and, in all material respects, the terms of this Agreement.

ARTICLE III

COMMITMENTS AND PRE-CLOSING MATTERS

3.1                                 Equity Commitments

(a)                                  Notwithstanding any provision of this Agreement, the obligation of each Investor to provide funds for purposes of the Transactions shall be governed by, and subject to the terms and conditions of, its Equity Commitment Letter.  Each Investor agrees that Holdco and each other Investor shall be entitled to enforce, or cause any Acquisition Subsidiary to enforce, the provisions of any of the Equity Commitment Letters in accordance with the terms and conditions thereof.

(b)                                 In accordance with the terms and conditions of their respective Equity Commitment Letters, and subject to the other provisions of this Section 3.1, each Investor commits to invest in Holdco the amounts set forth in Exhibit B-1 (each an “Equity Commitment”).

(c)                                  Except as otherwise specifically provided herein, and subject to the terms and conditions of their respective Equity Commitment Letters, the amounts committed to be invested in Holdco by the Investors will be in the form of Shares and PECs, and each Investor will invest in the same type and proportion of Shares and PECs.

3.2                                 Syndication of Commitments and/or Investments.

(a)                                  Prior to approaching potential equity syndicatees (each, a “Syndicatee”) or otherwise discussing the potential syndication of Equity Commitments with third parties, the Investors will coordinate with each other and agree on a syndication strategy, including the identity of potential Syndicatees, the maximum number of Syndicatees and the timing of any equity syndication, and will cooperate reasonably with each other in connection with such equity syndication.  Syndication of Equity Commitments or an interest in Holdco may occur before and/or following the Closing and will consist of economic or beneficial interests (but not legal title or any rights under this Agreement) in the Shares and/or the PECs and/or any entity holding directly or indirectly the Shares and/or PECs of an Investor, provided that with respect to the PECs, legal title or rights under this Agreement may be syndicated or transferred to the Syndicatee in lieu of economic or beneficial interests in the PECs, if necessary in order to satisfy applicable legal and fund requirements.  All syndication must be with respect to PECs and Shares in the same proportion as subscribed by the Investors at

Closing, and each Syndicatee must hold PECs and Shares in the same proportion as subscribed by the Investors at Closing.  Prior to Closing, syndication will only be to one or more limited partners of the investment funds advised, managed or controlled by any of the Investors or their respective Affiliates or any of their respective advisors.

(b)                                 Each Investor will be entitled to syndicate an amount up to the Permitted Syndication Amount.  All amounts syndicated by an Investor will be allocated to such Investor; provided that, on or after the Closing Date and once each Investor has either syndicated its Permitted Syndicated Amount or notified each other Investor that it has completed its syndication, if one or more Investors have not syndicated their full Permitted Syndication Amounts (or such lesser amount decided by the applicable Investor), any such shortfall shall be allocated among the Investors pro rata to their respective Permitted Syndication Amounts; provided, further, that each Investor, as applicable, shall elect which of its Syndicatees will be subject to any such reallocation.  For the avoidance of doubt this Section 3.2(b) shall not increase the underwritten commitment in Exhibit B-1 of any of the Investors.

(c)                                  Except as set forth in Section 11.3(b), each Syndicatee in any syndication pursuant to this Section 3.2 shall not be entitled to exercise any governance, liquidity, consent, approval, voting, information or other rights vis-à-vis the Parties.

(d)                                 Any pre-Closing syndication pursuant to this Section 3.2 shall not affect the obligation of each Investor to fund its entire Equity Commitment (either with its own funds or also through the proceeds of any such syndication), in each case, in accordance with its Equity Commitment Letter.

(e)                                  For purposes of this Agreement, the amount of PECs and Shares syndicated by an Investor in accordance with this Agreement will be deemed in all cases for purposes of this Agreement to be “held” or “owned” by such Investor.

3.3                                 Pre-Closing Rights and Obligations of the Investors.

(a)                                  Prior to the Closing, the members of the Holdco Board will be as follows:

Apax Representative:	Richard Wilson

Blackstone Representative:	Lawrence H. Guffey

KKR Representative:	Oliver Haarmann

Permira Representative:	Kurt Björklund

Providence Representative:	Gustavo Schwed.

The same persons will also be members of the boards of directors of each Acquisition Subsidiary.  On or immediately following the Closing Date, the Holdco Board and the board of directors of each Acquisition Subsidiary will be reconstituted, if applicable, in accordance with Article V.

(b)                                 Prior to the Closing, all actions to be taken by the Investors, Holdco or any Acquisition Subsidiary with respect to the Transactions shall be subject to the provisions of Exhibit F.

3.4                                 Open Market Purchases/Share Dealing.

(a)                                  No Investor will (or will authorize anyone acting on behalf of it or its Affiliates to and to the extent it is reasonably able to do so will procure that none of its Affiliates shall) acquire or dispose of beneficial ownership of or any other interest in, or seek undertakings with respect to the possible tender of, any Angel Shares, Angel ADSs, Angel MTNs or any other equity or debt securities of any member of the Group without the prior written consent of all the other Investors, in each case, other than pursuant to the Offer and the Debt Tender in accordance with this Agreement.

(b)                                 All actions with respect to any Angel Shares, any Angel ADSs or any equity securities of any member of the Group acquired in accordance with Section 3.4(a) shall require the approval of each of the Investors that has provided the funding for any such acquisition.

ARTICLE IV

CLOSING DATE ACTIONS

4.1                                 Board Actions.  On or prior to the Closing Date, the Holdco Board shall hold a meeting to consider the approval of all documents to be executed by each member of the Group at Closing and all matters contemplated or required by such documents and this Agreement.

4.2                                 Subscription.  Subject to the terms and conditions hereof and the Equity Commitment Letters, the following actions will be taken:

(i)                                     On or before the Closing Date, each Investor will irrevocably subscribe and pay for Shares and PECs as set forth in Exhibit B-2 in each case in accordance with Article III.

(ii)           After the Closing Date, each Investor will irrevocably subscribe and pay for Shares and PECs as determined by all Investors in accordance with Article III in such further amounts pursuant to its Equity Commitment Letter as if the subscription had happened on the Closing Date.

(iii)                               On or before the Closing Date, each PIK Party will irrevocably subscribe and pay for Shares and PECs as set forth in Exhibit B-2.

(iv)                              The Investors will cause (i) Holdco to adopt the Charter and Bylaws for each such entity substantially in the forms attached hereto as Exhibit C – Part 1 and (ii) Angel to adopt the Charter and Bylaws substantially in the forms attached hereto as Exhibit C – Part 2.

(v)                                 On or before the Closing Date, Holdco and each Acquisition Subsidiary, as applicable, will transfer the amounts received pursuant to this Section 4.2 to Bidco in accordance with instructions received from the Holdco Board.

ARTICLE V

GOVERNANCE

5.1                                 Composition of the Board.

(a)                                  Each of the Holdco Board and, following the Closing, the Angel Board shall initially consist of five Directors and may be increased or decreased as may be approved by the applicable Board.  Except as otherwise provided in this Article V, each of the Shareholders who is an Investor shall designate one Holdco Director and one Angel Director.  The chairman of each Board shall be elected by such Board.  As soon as reasonably practicable following the Closing, Bidco shall call an extraordinary general meeting of Angel and vote its shares and take all other action in its power and authority as a shareholder of Angel for the purpose of designating the Shareholder Directors to the Angel Board, in each case, in accordance with this Section 5.1(a).

(b)                                 Notwithstanding the provisions of Section 5.1(a), a Shareholder shall not be entitled to designate a Shareholder Director (or observer) in the event that the applicable Investor shall cease to hold more than (i) 50% of the Shares originally underwritten (directly or through syndication) by such Investor or (ii) over 50% of its Original Investment based on the principal amount of the

PECs and the subscription price paid at Closing for the Shares, in each case, as then held by such Investor.  Any Shareholder shall have the right to voluntarily relinquish its ability to designate a Director under this Agreement by delivery of written notice to Holdco or Angel, as applicable, and the other Shareholders.  If any Shareholder shall cease to be entitled to designate a Shareholder Director, the size of each Board shall be deemed to automatically decrease accordingly, and the applicable Shareholder shall immediately remove the Shareholder Directors designated by it, as applicable, in the circumstances contemplated by this Section 5.1(b).

(c)                                  Any Director designated by a Shareholder may be removed (with or without cause) from time to time and at any time by the Shareholder designating such Director.  Any vacancy on any Board in respect of a Director designated by a Shareholder may be filled by the Shareholder entitled to designate such Director, subject to Section 5.1(b).

(d)                                 Except as otherwise provided in this Agreement, each Board shall have full and complete discretion to manage and control the business and affairs of Holdco and Angel, as applicable, to make all decisions affecting the business and affairs of Holdco and Angel, as applicable, and to take all such actions as it deems necessary or appropriate to accomplish the purposes of Holdco and Angel, as applicable.  Notwithstanding anything to the contrary contained in this Agreement, the rights of the Shareholders to designate individuals to serve on each Board shall not be transferable, directly or indirectly, except in accordance with Section 7.7; provided that such right shall be transferable, directly or indirectly, by each Investor to one or more of its Affiliated VCOC Investors.  Notwithstanding anything to the contrary in this Agreement, no Director, acting solely in its capacity as such, shall have the right, power or authority to act as an agent of Holdco or Angel, to bind Holdco or Angel or to execute any documents to be signed by Holdco or Angel unless expressly authorized in writing by the applicable Board or a committee thereof.

5.2                                 Committees of the Board.  Each Board may establish any committees of the Board as approved by such Board, the authority of each to be determined from time to time by such Board.  Until such time as a Shareholder is no longer entitled to designate a Shareholder Director, each such Shareholder shall be entitled to appoint one Director to each committee of each Board.  Notwithstanding the provision of the preceding sentence, until Angel has been converted into a private limited company and adopted the relevant Charter and Bylaws pursuant to Section 2.1, each Shareholder shall instruct its designees on the Angel Board to exercise their voting rights for the purpose of appointing Directors to each committee of such Board as intended by the preceding sentence.

5.3                                 Meetings of the Board; Observers.

(a)                                  Regular meetings of each Board or any committee thereof may be called on at least three Business Days notice to each Director, either personally, by telephone, by mail, by telecopy, by electronic mail or by any other means of communication reasonably calculated to give notice, at such times and at such places as shall from time to time be determined by such Board or the relevant committee, or the chairman thereof, as applicable.  Any Director may call a special meeting of the applicable Board or any committee thereof on not less than three Business Days’ notice to each other Director of such Board, either personally, by telephone, by mail, by telecopy, by electronic mail or by any other means of communication reasonably calculated to give notice.  If an item to be discussed during a meeting includes any action listed in Exhibit D or Exhibit E to this Agreement, notice of such meeting shall include a detailed agenda that describes such action.  Notice of a special meeting need not be given to any Director if a written waiver of notice, executed by such Director before or after the meeting, is filed with the records of the meeting, or to any Director who attends the meeting without protesting the lack of notice prior thereto or at its commencement.  A waiver of notice need not specify the purposes of the meeting.

(b)                                 Each Investor or its Affiliates shall have the right to designate (and remove) one observer to each Board or any committee thereof.  Each designated observer shall receive the same notices and documentation (including the agenda, minutes, committee reports and any other documentation) for such meeting as is given to the Directors.  Each observer designated by an Investor shall be deemed to be an alternate of the Shareholder Director designated by such Investor in a meeting of the Board or any committee thereof to which such Shareholder Director does not attend.  Otherwise, an observer shall not have the right to vote on any matter under consideration by the Board or any committee thereof. An observer shall be bound by the same duties of confidentiality as apply to the Directors (and any observer will be required to execute any confidentiality undertaking as may reasonably be requested by the applicable Board).

5.4                                 Quorum and Acts of the Board.

(a)                                  At all duly called meetings of each Board or any committee thereof, a majority of the total number of Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in this Agreement, the vote of a majority of the total number of Directors shall be the act of such Board or such committee thereof.

(b)                                 Each Director shall be entitled to one vote at any meeting.  If a quorum shall not be present at any meeting of a Board or any committee thereof, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Any instrument or writing executed on behalf of Holdco or Angel by any one or more of the Directors of Holdco or Angel, as applicable, shall be valid and binding upon Holdco or Angel, as applicable, when authorized by such action of such Board or any committee thereof.  With respect to any matter brought before a Board or any committee for approval, if such Board or committee shall have reached a dead-lock (i.e., equal votes for and against such matter), subject to applicable law, the matter shall be deemed not to have been approved by such Board or committee.  The powers and activities of each Board shall be subject to the provisions of Section 5.11.

(c)                                  Each Shareholder undertakes to procure that the Shareholder Director designated by such Shareholder shall cast its vote on any matter before the applicable Board in such a way that any matter that would have been passed or rejected had only the Shareholder Directors been entitled to vote, notwithstanding the participation by Directors that are not Shareholder Directors, shall be passed or rejected accordingly.

(d)                                 If, notwithstanding the preceding paragraph (c), a resolution is passed or rejected by a Board which would not have been passed or rejected by such Board had only the Shareholder Directors been entitled to vote, as the case may be, each Shareholder is entitled to demand that a shareholders meeting be held with the shortest possible notice at which the shareholders of Holdco or Angel, as applicable, must pass the resolutions necessary to establish the position which would have been the result of the vote of only the Shareholder Directors.

5.5                                 Electronic Communications.  Directors may participate in a meeting of a Board or any committee thereof by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear and speak to each other and such participation in a meeting shall constitute presence in person at the meeting.

5.6                                 Action by Consent.  Any action required or permitted to be taken at any meeting of a Board or any committee thereof or by the shareholders of Holdco or Angel may be taken without a meeting and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the applicable Directors or by the shareholders of Holdco or Angel, as applicable, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all the applicable Directors or shareholders are entitled to vote thereon were present and voted.  Promptly upon receiving the last consent required for a resolution of the Board or any committee thereof or any shareholders to be adopted, the chairman of the Board shall give notice thereof to each Director or shareholder, as applicable.

5.7                                 Expenses; Compensation of Directors.  The Directors and observers shall be reimbursed by Holdco or Angel, as applicable, for all reasonable out-of-pocket expenses incurred by them in connection with their service on the applicable Board or any committee thereof (including all reasonable travel and accommodation expenses).  Directors who are not officers or employees of Holdco or its Subsidiaries shall be entitled to reasonable compensation for their services as Directors as may be determined by the applicable Board or a committee thereof from time to time.

5.8                                 Investors Committee.  The Investors agree that the principal governing body of their investment in the Group will be a committee of representatives of the Investors (the “Investors Committee”), to the fullest extent permitted by law, recognizing that the Investors Committee is a creation of contract and not of corporate law.  The executive officers of the various members of the Group shall, in addition to their other duties, report to the Investors Committee if so requested.  Each Investor shall take, and shall instruct its representative(s), nominee(s) or designee(s), as the case may be, on the Investors Committee, on each Board and on any committee thereof and on the board or any similar governing body of each Subsidiary of Holdco (each, a “Subsidiary Board”) to take, any and all action within its power to effectuate any decision taken by the Investors Committee in respect of any matter contemplated by this Agreement to be subject to the approval of the Investors Committee or reasonably related to the investment of the Investors in the Shares and PECs, and an Investor shall not take, and shall instruct its representative(s), nominee(s) or designee(s), as the case may be, on the Investors Committee, on each Board and on any committee thereof and on each Subsidiary Board not to take, any action that would contravene any decision taken by the Investors Committee.  Each Investor agrees that, unless and until any matter that requires the prior approval of the Investors as set forth in Section 5.11 or elsewhere in this Agreement has been considered and either approved or rejected by the Investors Committee or if any other matter otherwise is considered and either approved or rejected by the Investors Committee, it shall take any and all actions to the extent such actions are within its power and control in its capacity as an investor in Holdco, and shall instruct its representative(s), nominee(s) or designee(s), as the case may be, on the Investors Committee, on each Board and on any committee thereof and on each Subsidiary Board to take any and all action within the power of such Person (i) to procure that such matter shall not be placed on the agenda of any meeting of a Board or any committee thereof or any Subsidiary Board or by any shareholders and that consideration of such matter at any meeting of a Board or committee thereof or any Subsidiary Board or by any shareholders otherwise shall be delayed and (ii) in any event, to refrain from voting on such matter (whether for or against) at any such meeting.

5.9                                 Composition of Investors Committee.

(a)                                  The Investors Committee shall initially consist of five members.  Each of the Investors shall designate one member of the Investors Committee (each such member, an “Investor Representative”).  Each Investor’s Investor Representative must also be such Investor’s Shareholder Director.  The chairman of the Investors Committee shall be elected by the Investors Committee.  Each initial Investor Representative is identified below opposite the name of the designating Investor.

Designating Investor	Investor Representative

Apax	Richard Wilson

Blackstone	Lawrence H. Guffey

KKR	Oliver Haarmann

Permira	Kurt Björklund

Providence	Gustavo Schwed

(b)                                 Notwithstanding the provisions of Section 5.9(a), an Investor shall not be entitled to designate an Investor Representative (or observer) in the event that the applicable Investor shall cease to hold more than (i) 50% of the Shares originally underwritten (directly or through syndication) by such Investor or (ii) over 50% of its Original Investment based on the principal amount of the PECs and the subscription price paid at Closing for the Shares, in each case, then held by such Investor.  Any Investor shall have the right to voluntarily relinquish its ability to designate an Investor Representative under this Agreement by delivery of written notice to the other Investors.  To the extent any Investor shall cease to be entitled to designate an Investor Representative, the size of the Investors Committee shall be deemed to automatically decrease accordingly, and the applicable Investor shall immediately remove the Investor Representative designated by it, as applicable, in the circumstances contemplated by this Section 5.9 (b).

(c)                                  Any Investor Representative may be removed (with or without cause) from time to time and at any time by the Investor designating such Investor Representative.  Any vacancy on the Investors Committee in respect of an Investor Representative designated by an Investor may be filled by the Investor entitled to designate such Investor Representative, subject to Section 5.9(b).

(d)                                 Notwithstanding anything to the contrary contained in this Agreement, the rights of the Investors to designate individuals to serve on the Investors Committee shall not be transferable, directly or indirectly, except in accordance with Section 7.7.

5.10                           Meetings of the Investors Committee; Observers; Expenses.

(a)                                  Meetings of the Investors Committee may be called on at least three Business Days notice to each Investor Representative, either personally, by telephone, by mail, by telecopy, by electronic mail or by any other means of communication reasonably calculated to give notice, at such times and at such places as shall from time to time be determined by the Investors Committee or the chairman thereof, as applicable.

(b)                                 Each Investor or its Affiliates shall have the right to designate (and remove) one observer to the Investors Committee.  Each designated observer shall receive the same notices and documentation (including the agenda, minutes, committee reports and any other documentation) for such meeting as is given to the Investor Representatives.  If an Investor Representative designated by an Investor does not attend a meeting of the Investors Committee, the observer designated by that Investor will be entitled to vote in that meeting.  Otherwise, an observer shall not have the right to vote on any matter under consideration by the Investors Committee. An observer shall be bound by the same duties of confidentiality as apply to the Investor Representatives (and any observer will be required to execute any confidentiality undertaking as may reasonably be requested by the Investors Committee).

(c)                                  The Investor Representatives and observers shall be reimbursed by Holdco or Angel, as applicable, for all reasonable out-of-pocket expenses incurred by them in connection with their service on the Investors Committee (including all reasonable travel and accommodation expenses).

5.11                           Quorum and Acts of the Investors Committee.

(a)                                  At all duly called meetings of the Investors Committee, a majority of the total number of Investor Representatives or, if any a Supermajority Action is to be considered and the Investor Committee consists of five Investor Representatives, four Investor Representatives, shall constitute a quorum for the transaction of business and, except as otherwise provided in this Agreement, the vote of a majority of the total number of Investor Representatives shall be the act of the Investors Committee.  Each Investor Representative shall be entitled to one vote at any meeting.  If a quorum shall not be present at any meeting of the Investors Committee, the Investor Representatives present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Notwithstanding the foregoing, from and after the date hereof, no member of the Group shall take, or agree or commit to take, any action that is a Significant Action without Investor Approval or any action that is a Supermajority Action without Investor Supermajority Approval.

(b)                                 Any action of the Investors Committee may alternatively be taken by written consent or by action of the Holdco Board so long as such action by the Holdco Board includes approval by such number of Shareholder Directors equal to such number of Investor Representatives as would be required if such action were to have been approved by the Investors Committee.

5.12                           Approvals in this Agreement.  For avoidance of doubt, if this Agreement specifically requires or authorizes a certain transaction, then separate or additional approval of the Investors Committee under Section 5.11 shall not be required.

5.13                           Independent Directors and Investor Representatives.  If an Investor designates as its Shareholder Director, Investor Representative, or observer, an individual who is not a director, manager, officer or employee of the Investor or an Affiliate or of an adviser of the Investor or an Affiliate, then such individual shall be subject to the prior approval of a majority of the other Investors.

5.14                           VCOC Investors.

(a)                                  With respect to each PEC Holder who is not a PIK Party and, at the request of a PEC Holder who is not a PIK Party, each Affiliate thereof that indirectly holds any PECs through one or more wholly-owned conduit Subsidiaries, in each case, that is intended to qualify as a “venture capital operating company” as defined in the Plan Asset Regulations (each, a “VCOC Investor”), for so long as the VCOC Investor, directly or through one or more conduit Subsidiaries, continues to hold any PECs, without limitation or prejudice to any of the rights provided to the VCOC Investors hereunder, Holdco shall, with respect to each such VCOC Investor:

(i)                                     provide such VCOC Investor or its designated representative with:

(A)                              the right to visit and inspect any of the offices and properties of the Group and inspect and copy the books and records of the Group, as the VCOC Investor or its designated representative shall reasonably request;

(B)                                as soon as available and in any event within 120 days after the end of each of the first three quarters of each fiscal year, consolidated balance sheets as of the end of such period, and consolidated statements of income and cash flows for the period then ended, in each case, of the Group prepared in conformity with generally accepted accounting principles applicable to Holdco applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(C)                                as soon as available and in any event within 150 days after the end of each fiscal year, a consolidated balance sheet as of the end of such year, and consolidated statements of income and cash flows for the year then ended, in each case of the Group prepared in conformity with generally accepted accounting principles applicable to Holdco applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation;

(D)                               to the extent Holdco is required by law or pursuant to the terms of any outstanding indebtedness of Holdco to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act, actually prepared by Holdco as soon as available;

(E)                                 copies of all materials provided to the Holdco Board at the time and in the manner provided to the Holdco Board; provided that Holdco shall be entitled to exclude portions of such materials to the extent providing such portions would be reasonably likely to result in the waiver of attorney-client privilege; and

(F)                                 within a reasonable time following written request, copies of all documents, financial data and other information regarding Holdco’s or any other member of the Group’s operations, activities, finances, and accounts as the VCOC Investor or its designated representative shall reasonably request;

(ii)                                  make appropriate officers and/or directors of each member of the Group available periodically and at such times as reasonably requested by the VCOC Investor for consultation with the VCOC Investor or its designated representative with respect to matters relating to the business, finances, accounts and affairs of the Group, including significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions of plants and equipment, significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement or compromise of significant litigation;

(iii)                               to the extent consistent with applicable law (and with respect to events which require public disclosure, only following Holdco’s public disclosure thereof through applicable securities law filings or otherwise), inform the VCOC Investor or its designated representative in advance with respect to any significant corporate actions, including extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the organizational documents of Holdco, and to provide the VCOC Investor or its designated representative with the right to consult with Holdco with respect to such actions; and

(iv)                              provide the VCOC Investor or its designated representative with such other financial or other information and rights of consultation which the VCOC Investor’s counsel may determine to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its PEC investment in Holdco as a “venture capital investment” for purposes of the Plan Asset Regulations.

(b)                                 Holdco and each member of the Group agrees to consider, in good faith, the recommendations of the VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to all such matters shall be retained by Holdco and the members of the Group.

(c)                                  In the event that a VCOC Investor delivers an opinion of counsel (which opinion may assume that Holdco has ceased to qualify as an “operating company” within the meaning of the Plan Asset Regulations) to the effect that if the PECs held by the VCOC Investor (or other securities into which such PECs may be converted or for which such PECs may be exchanged) cease to qualify as a “venture capital investment” and the VCOC Investor would likely cease to qualify as a “venture capital operating company” (as defined in the Plan Asset Regulations) after the end of such VCOC Investor’s next “annual valuation period” (as defined in the Plan Asset Regulations), then the Holders and Holdco will cooperate in good faith to take all reasonable action necessary to provide that at least 51% of the Original Investment held by such VCOC Investor shall continue to qualify as a “venture capital investment” (as defined in the Plan Asset Regulations).

5.15                           No Voting Rights.  The Shares held by the PIK Parties from time to time will not have any voting rights, provided that following any IPO and subject to the provisions of any IPO agreements pursuant to Article VIII, the Shares then held by the PIK Parties will be entitled to vote.

ARTICLE VI

PREEMPTIVE RIGHTS

6.1                                 General.

(a)                                  Subject to Section 6.2, if Holdco or any of its Subsidiaries propose to issue any New Securities to, or enter into any contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any New Securities with, any Person (other than any member of the Group), Holdco shall deliver to each Holder a written notice of such proposed issuance at least twenty Business Days prior to the date of the proposed issuance (the period from the effectiveness pursuant to Section 12.3 of such notice until the date of such proposed issuance, the “Subscription Period”).

(b)                                 Subject to Section 6.2, each Holder (a “Participating Holder”) shall have the option, exercisable at any time during the first ten Business Days of the Subscription Period, by delivering written notice to Holdco and on the same terms as those of the proposed issuance of such New Securities, to subscribe for any number of such New Securities up to such Participating Holder’s Sharing Percentage of any such New Securities.  In the event that any Participating Holder elects to purchase less than its aggregate Sharing Percentage of New Securities, Holdco shall deliver to each other Participating Holder a written notice thereof not later than the 15th Business Day of the Subscription Period, including the number of New Securities which were subject to the purchase right and were not elected to be purchased by the declining Investor(s) and such Participating Holder(s), and each other Participating Holder may subscribe for such New Securities before the expiration of the Subscription Period pro-rata to the Sharing Percentages of those other Participating Holders wishing to subscribe for such New Securities, or as those other Participating Holders may otherwise agree.

(c)                                  Notwithstanding any other provisions of this Agreement, each Participating Holder who is an Investor may elect to syndicate an interest in any of its New Securities on a silent basis (i.e., by syndicating economic or beneficial interests (but not legal title or any rights under this Agreement) in any or all of any such New Securities and/or any entity holding directly or indirectly any or all of any such New Securities) to the extent appropriate to comply with applicable funding or investment policies of such Investor; provided that any such syndication is to one or more limited partners of the investment funds advised, managed or Controlled by such Investor or their respective Affiliates or any of their respective advisors and/or other financial sponsors, investment funds, investment managers or similar entities.

(d)                                 Any Syndicatee in any syndication pursuant to this Section 6.1 shall not be entitled to exercise any governance, liquidity, consent, approval, voting, information or other rights vis-à-vis the Parties, other than any such rights granted in connection with any syndication in accordance with Section 3.2.

6.2                                 Excepted Issuances.  The Parties agree that the terms of Section 6.1 shall not apply to: (i) the issuance of New Securities pursuant to the funding of the Debt Tender, provided that the aggregate subscription price of all Shares and PECs issued by Holdco does not exceed €2,612,239,325; (ii) the issuance of New Securities pursuant to the PIK Finance Documents or to fund Transfers under the PIK Finance Documents; (iii) the issuance of New Securities to fund the acquisition of Angel Shares and Angel ADS not tendered in the Offer and outstanding on the Closing Date, provided that the aggregate subscription price of all Shares and PECs issued by Holdco does not exceed €2,612,239,325; (iv) the issuance or grant of New Securities pursuant to any Management Equity Incentive Plan or to officers, employees or consultants of any member of the Group or other persons having a relationship with the Group pursuant to individual employment arrangements or any other equity-based employee benefits plan or arrangement, in each case that has been approved by the Holdco Board; (v) the issuance or sale of New Securities to a seller or its designee in connection with and as consideration for Holdco’s direct or indirect acquisition by merger or other business combination or otherwise of any Person, business or assets, which acquisition has been approved by the Holdco Board; (vi) the issuance or sale of New Securities to financial institutions, commercial lenders or other debt providers or their designees, in connection with commercial loans or other debt financing by such financial institutions, commercial lenders or other debt providers, which are approved by the Holdco Board; (vii) the issuance or sale of New Securities pursuant to any joint venture, partnership or other strategic transaction approved by the Holdco Board; (viii) the issuance of New Securities pursuant to the terms of options or convertible or exchangeable securities or other similar securities which have been issued, sold or granted in compliance with this Article VI; (ix) the issuance of New Securities pursuant to an IPO or other Public Offering; and (x) the issuance of New Securities in connection with any pro rata stock split or stock dividend or any Reorganization Transaction.

ARTICLE VII

TRANSFERS

7.1                                 General Transfer Restrictions.  During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, no Holder shall Transfer any Shares or PECs, except pursuant to a Permitted Transfer or in connection with a Permitted Equity Syndication, in each case, in compliance with the provisions of this Agreement.  During the period commencing on the second anniversary of the Closing Date until the fifth anniversary of the Closing Date, no Holder shall Transfer any Shares or PECs, except pursuant to a Permitted Transfer, in connection with a Permitted Equity Syndication or with Investor Approval and, in each case, in compliance with the other provisions of this Agreement.  After the fifth anniversary of the Closing Date, Holders may Transfer Shares or PECs in compliance with this Agreement, including the other provisions of this Article VII, provided that any Transfer by a PIK Party to any Person other than an Affiliate of such PIK Party will require Investor Approval.  Any purported Transfer in violation of this Agreement shall be null and void, and Holdco shall not in any way give effect to any such impermissible Transfer.  All Transfers are subject to Section 7.1.

7.2                                 Right of First Offer.  If any Holder (the “Offeror”) proposes to Transfer any Shares and/or PECs, other than any Permitted Transfer or any Transfer in accordance with Sections 3.2, 6.1(c) or 7.4, the provisions of this Section 7.2 shall apply.

(a)                                  Notice.  The Offeror shall furnish a written notice of such proposed Transfer (an “Offer Notice”) to Holdco and each Investor (each such Investor, a “First Offer Holder”) prior to any such proposed Transfer.  The Offer Notice shall include:

(i)                                     (a) the number of Shares and/or the number of PECs proposed to be Transferred by the Offeror (the “Subject Securities”), (b) the cash purchase price (denominated in Euro) per Share and/or per PEC or the formula by which such cash price (denominated in Euro) is to be determined, (c) any other material terms and conditions applicable to the proposed Transfer of the Subject Securities, (d) the identity of any prospective third party purchasers, if known and (d) the proposed Transfer date, if known; and

(ii)                                  an irrevocable offer to each First Offer Holder to purchase (subject to the other provisions of this Article VII) any number of the Subject Securities at such cash prices and on such terms.

(b)                                 Exercise.

(i)                                     Within ten Business Days after the date of delivery of the Offer Notice (the “First Offer Deadline”), each First Offer Holder may make an offer to purchase any number of the Subject Securities at the prices and on the terms set forth in the Offer Notice by furnishing a written notice (the “First Offer Notice”) to the Offeror and Holdco of such offer specifying the number of Subject Securities offered to be purchased from the Offeror (each such Person delivering such notice, a “First Offer Purchaser”).

(ii)                                  Each First Offer Holder not furnishing a First Offer Notice that complies with the above requirements, including the applicable time periods, shall be deemed to have waived all of such First Offer Holder’s rights to purchase such Subject Securities under this Section 7.2(b) and the Offeror shall thereafter be free to Transfer the Subject Securities to the First Offer Purchasers and/or any prospective buyer of the Subject Securities (a “Prospective Buyer”), at a purchase price no less than the cash price set forth in the Offer Notice and on such other terms and conditions that are not materially more favorable to the First Offer Purchasers than those set forth in the Offer Notice, without any further obligation to such First Offer Holder pursuant to this Section 7.2.

(c)                                  Irrevocable Offer.  The offer of each First Offer Purchaser contained in a First Offer Notice shall be irrevocable, and, subject to Section 7.2(f) below, to the extent such offer is accepted, such First Offer Purchaser shall be bound and obligated to purchase the number of Subject Securities set forth in such First Offer Purchaser’s First Offer Notice.

(d)                                 Acceptance of Offers.  Subject to Section 7.2(f), within ten Business Days after the First Offer Deadline, the Offeror shall inform each First Offer Purchaser and Holdco, by written notice (the “Acceptance Notice”), of the amount of Subject Securities to be purchased by each First Offer Purchaser.  In the event the Offeror fails to furnish the Acceptance Notice within the specified time period, there shall be allocated to each First Offer Purchaser a number of Subject Securities equal to the lesser of (A) the number of Shares and/or PECs such First Offer Purchaser has offered to purchase in its First Offer Notice and (B) the number of Shares and/or PECs determined by multiplying (x) the number of Subject Securities by (y) a fraction (such fraction, such Person’s “Pro Rata Portion”) with respect to any Shares, the numerator of which is the number of Shares owned by such First Offer Purchaser and the denominator of which is the total number of Shares owned by all First Offer Purchasers and, with respect to any PECs, the numerator of which is the number of PECs owned by such First Offer Purchaser and the denominator of which is the total number of PECs owned by all First Offer Purchasers.

(e)                                  Additional Compliance.  If at the end of the 120th day after the date of delivery of the Offer Notice (as such period may be extended to obtain any required regulatory approvals), the Offeror and First Offer Purchasers or Prospective Buyer (if not a First Offer Purchaser), if any, have not completed the Transfer of the Subject Securities (other than due to the failure of the Offeror or any First Offer Purchaser to perform its obligations under this Section 7.2), the Offeror and each First Offer Purchaser shall be released from their respective obligations hereunder, the Offer Notice shall be null and void, and it shall be necessary for a separate Offer Notice to be furnished, and the terms and provisions of this Section 7.2 separately complied with, in order to consummate a Transfer of such Subject Securities.

(f)                                    Subject Securities to be Sold.

(i)                                     In the event that, as of the First Offer Deadline, the number of Subject Securities offered to be purchased by the First Offer Purchasers is less than the number of Subject Securities, the Offeror shall provide notice of such shortfall to the First Offer Purchasers and Holdco.  Each First Offer Purchaser shall provide notice to the Offeror and Holdco within two Business Days of receipt of the notice from the Offeror if it wishes to purchase all or any portion of the Subject Securities comprising such shortfall.  In the event that, after such two additional Business Days, the number of Subject Securities offered to be purchased by the First Offer Purchasers is still less than the number of Subject Securities, (A) the Offeror may elect whether to accept the offers of the First Offer Purchasers and, at the option of the Offeror, sell any remaining Subject Securities which the First Offer Purchasers did not elect to purchase to one or more Prospective Buyers at a price that is no less than the price set forth in the Offer Notice and on other terms and conditions which are not materially more favorable to the First Offer Purchasers than those set forth in the Offer Notice or (B) if a single Prospective Buyer or group of Prospective Buyers is unwilling to purchase less than all of the Subject Securities, the Offeror may Transfer all (but not less than all) of the Subject Securities to such Prospective Buyer or group of Prospective Buyers at a price that is no less than the price set forth in the Offer Notice and on other terms and conditions which are not materially more favorable to such Prospective Buyer(s) than those set forth in the Offer Notice rather than Transfer any Subject Securities to the First Offer Purchasers.  Such sales, if any, to Prospective Buyer(s) other than the First Offer Purchasers in accordance with clause (A) above shall be consummated together with the sale to the First Offer Purchasers.

(ii)                                  In the event that the aggregate number of Subject Securities offered to be purchased by (and to be sold to) the First Offer Purchasers is equal to or exceeds the aggregate number of Subject Securities, the Subject Securities shall be sold to the First Offer Purchasers as follows:

(A)                              there shall be first allocated to each First Offer Purchaser a number of Shares and/or PECs, as applicable, equal to the lesser of (x) the number of Shares and/or PECs offered to be purchased by such First Offer Purchaser pursuant to such holder’s First Offer Notice and any subsequent notice delivered by such First Offer Purchaser pursuant to the second sentence of Section 7.2(f)(i) and (y) the number of Shares and/or PECs equal to such First Offer Purchaser’s applicable Pro Rata Portion;

(B)                                the balance, if any, not allocated pursuant to clause (A) above shall be allocated to those First Offer Purchasers which offered to purchase a number of Shares and/or PECs in excess of such Person’s applicable Pro Rata Portion pro rata to each such First Offer Purchaser based upon the amount of such excess, or in such other manner as the First Offer Purchasers may otherwise agree; and

(C)                                the Offeror shall be responsible for determining the total number of Shares and/or PECs to be purchased by each First Offer Purchaser in the proposed Transfer in accordance with this Section 7.2(f), and shall provide notice to each First Offer Purchaser and Holdco of the number of Shares and/or PECs that such First Offer Purchaser will be purchasing in such

Transfer no later than three Business Days prior to the consummation of such Transfer.

(iii)                               The receipt of consideration by any Offeror selling Shares and/or PECs in payment for the transfer of such Shares and/or PECs pursuant to this Section 7.2 shall be deemed a representation and warranty by such Offeror that:  (x) such Offeror has full right, title and interest in and to such Shares and/or PECs; (y) such Offeror has all necessary power and authority and has taken all necessary actions to sell such Shares and/or PECs as contemplated by this Section 7.2(b); and (z) such Shares and/or PECs are free and clear of any and all liens or encumbrances except pursuant to this Agreement.

(g)                                 In the event any Investor exercises its rights under Section 7.3 to sell Shares and PECs in connection with a Transfer to First Offer Purchasers pursuant to this Section 7.2, such Shares and PECs shall be deemed to be Subject Securities for purposes of this Section 7.2 and shall be allocated among the First Offer Purchasers in accordance with this Section 7.2.

7.3                                 Tag-Along Rights.

(a)                                  Subject to prior compliance with Section 7.2, if any Holder (a “Selling Holder”) proposes to Transfer to any Person (such Person, the “Tag-Along Purchaser”) any or all of such Person’s Shares and/or PECs, other than any Permitted Transfer or any Transfer in accordance with Sections 3.2, 6.1(c) or 7.4 (a “Proposed Sale”), then the Selling Holder shall furnish to Holdco and each other Holder who is not a Selling Holder or a Proposed Transferee (each, a “Non-Selling Holder”), a written notice of such Proposed Sale (the “Tag Along Notice”).

(b)                                 The Tag Along Notice will include:

(i)                                     the material terms and conditions of the Proposed Sale, including (A) the number of Shares and/or PECs proposed to be so Transferred, (B) the name and address of the proposed Transferee or Transferees (the “Proposed Transferee”), (C) the proposed amount and form of consideration per Share and/or per PEC (and if such consideration consists in part or in whole of property other than cash, the Selling Holder will provide a good faith estimate of the fair market value of such non-cash consideration and such information, to the extent reasonably available to the Selling Holder, relating to such non-cash consideration as any Non-Selling Holder may reasonably request in order to evaluate such non-cash consideration) and (D) the fraction, expressed as a percentage, determined by dividing the number of Shares and/or PECs, as applicable, to be purchased from the Selling Holder by the total number of Shares and/or PECs, as applicable, held by the Selling Holder (the “Tag Along Sale Percentage”); and

(ii)                                  an invitation to each Non-Selling Holder to make an offer (Non-Selling Holders who elect to make such an offer being “Tagging Holders” and, together with the Selling Holder, the “Tag Along Sellers”) to include in the Proposed Sale to the applicable Proposed Transferee(s) Shares and/or PECs held by such Tagging Holders (not in any event to exceed the Tag Along Sale Percentage of the total number of Shares and/or PECs, as applicable, held by such Tagging Holder). The Selling Holder will deliver or cause to be delivered to each Tagging Holder copies of all transaction documents relating to the Proposed Sale as the same become available.

(c)                                  Each Tagging Holder must exercise the tag-along rights provided by this Section 7.3 within ten Business Days following delivery of the Tag Along Notice by delivering a notice (the “Tag Along Offer”) to the Selling Holder and Holdco indicating its desire to exercise its rights and specifying the number of Shares and/or PECs it desires to Transfer (not in any event to exceed the Tag Along Sale Percentage of the total number of Shares and/or PECs, as applicable, held by such Tagging Holder).  Each Tagging Holder who does not make a Tag Along Offer in compliance with the above requirements, including the time period, shall be deemed to have waived all of such Tagging Holder’s rights with respect to such Proposed Sale, and the Tag Along Sellers shall thereafter be free to Transfer the Shares and/or PECs to the Proposed Transferee, for the same form of consideration, at a price no greater than the price set forth in the Tag Along Notice and on other terms and conditions which are not materially more favorable to the Tag Along Investors than those set forth in the Tag Along Notice.  In order to be entitled to exercise its right to sell Shares and/or PECs to the Proposed Transferee pursuant to this Section 7.3, each Tagging Holder must agree to make to the Proposed Transferee the same representations, warranties, covenants, indemnities and other agreements as the Selling Holder agrees to make in connection with the Proposed Sale; provided that (i) any representations warranties, covenants, indemnities and other agreements shall be made severally and not jointly, and (ii) a Tagging Holder shall not be obligated to enter into any non-competition or other post-closing covenant that restricts its activities in any way.  Each Tag Along Seller will be responsible for its proportionate share of the costs of the Proposed Sale based on the gross proceeds received or to be received in such Proposed Sale to the extent not paid or reimbursed by the Proposed Transferee.

(d)                                 The offer of each Tagging Holder contained in such Tagging Holder’s Tag Along Offer shall be irrevocable and, to the extent such offer is accepted, such Tagging Holder shall be bound and obligated to Transfer in the Proposed Sale on the same terms and conditions (subject to Section 7.3(c)), with respect to each Share and/or PEC Transferred, as the Selling Holder, up to such number of Shares and/or PECs as such Tagging Holder shall have specified in its Tag Along Offer; provided that if the material terms of the Proposed Sale change with the result that the price per Share or price per PEC shall be less than the prices set forth in the Tag Along Notice, the form of consideration shall be different or the other terms and conditions shall be materially less favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, each Tagging Holder shall be permitted to withdraw the offer contained in such holder’s Tag Along Offer by written notice to the Selling Holder and upon such withdrawal shall be released from such holder’s obligations.

(e)                                  The Tag Along Sellers shall be entitled to sell in the Proposed Sale a number of Shares and/or PECs calculated as follows:

(i)                                     first there shall be allocated to each Tag Along Seller a number of Shares and/or PECs, as applicable, equal to the lesser of (A) the number of Shares and/or the number of PECs such Tag Along Seller has offered to sell in the Tag Along Offer and (B) the number of Shares and/or PECs determined by multiplying (x) the number of Shares and/or PECs subject to the Proposed Sale, as applicable, by (y) a fraction (the “Pro Rata Share”), with respect to any Shares, the numerator of which is the number of Shares owned by such Tag Along Seller and the denominator of which is the total number of Shares owned by all Tag Along Sellers and, with respect to any PECs, the numerator of which is the number of PECs owned by such Tag Along Seller and the denominator of which is the total number of PECs owned by all Tag Along Sellers; and

(ii)                                  any remaining Shares and/or PECs subject to the Offer shall be allocated to the Tag Along Sellers that offered to sell in excess of their applicable Pro Rata Share, pro rata to such Tag Along Sellers based upon such Tag Along Sellers’ relative applicable Pro Rata Shares, or as such Tag Along Sellers may otherwise agree.

The Selling Holder shall notify all Tagging Holders and Holdco of the results of this calculation within thirteen Business Days following receipt by the last Tagging Holder of the Tag Along Notice.

(f)                                    If any Tagging Holder exercises its rights under this Section 7.3, the closing of the purchase of the Shares and/or PECs with respect to which such rights have been exercised will take place concurrently with the closing of the sale of the Selling Holder’s Shares and/or PECs to the Proposed Transferee.

(g)                                 If prior to closing of the Proposed Sale, the terms of the Proposed Sale shall change with the result that the price to be paid in such Proposed Sale shall be greater than the price per Share or price per PEC set forth in the Tag Along Notice or the other principal terms of such Proposed Sale shall be materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 7.3 separately complied with, in order to consummate such Proposed Sale pursuant to this Section.  In addition, if the Tag Along Sellers have not completed the Proposed Sale by the end of the 120th day (as such period may be extended to obtain any required regulatory approvals) after the date of delivery of:  (i) if the proposed Transfer is also the subject of a currently effective First Offer Notice under Section 7.2, such First Offer Notice, and (ii) otherwise, the Tag Along Notice, each Tagging Holder shall be released from such holder’s obligations under such holder’s Tag Along Offer, the Tag Along Notice shall be null and void, and it shall be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 7.3 separately complied with, in order to consummate such Proposed Sale pursuant to this Section 7.3, unless the failure to complete such Proposed Sale was due to the failure by any Tagging Holder to comply with the terms of this Section 7.3.

(h)                                 Notwithstanding anything to the contrary herein, no Investor shall be permitted to be a Tagging Holder in any Proposed Sale in respect of which such Investor is a First Offer Purchaser pursuant to Section 7.2.

7.4                                 Drag Along.

(a)                                  Notwithstanding anything contained in this Article VII to the contrary, if during the first two years following the Closing Date, all of the Investors, on or after the second anniversary of the Closing Date, the Investors acting by Investor Supermajority Approval (in each case, the “Dragging Investors”) approve a bona fide proposal to Transfer for cash and/or Marketable Securities in an arm’s length transaction or series of related transactions all of, and not less than all of, the Shares and the PECs (a “Sale Proposal”) to a Person that is not an Affiliate of any such Investor (each, a “Required Sale”), then the Dragging Investors shall deliver a written notice (a “Required Sale Notice”) with respect to such Sale Proposal at least ten Business Days prior to the anticipated closing date of such Required Sale to Holdco and all other Holders.

(b)                                 The Required Sale Notice will include the material terms and conditions of the Required Sale, including (A) the name and address of the proposed Transferee, (B) the proposed amount and form of consideration per Share and per PEC (the “Dragging Consideration”) (and if such consideration consists in part or in whole of Marketable Securities, the Dragging Investors will provide such information, to the extent reasonably available to the Dragging Investors, relating to such Marketable Securities as the other Investors may reasonably request in order to evaluate such Marketable Securities) and (C) if known, the proposed Transfer date.  The Dragging Investors will deliver or cause to be delivered to each other Holder copies of all transaction documents relating to the Required Sale promptly as the same become available.

(c)                                  Each Shareholder and PEC Holder, upon receipt of a Required Sale Notice, shall be obligated to sell all of its Shares and PECs, and participate in the Required Sale contemplated by the Sale Proposal, to vote their Shares in favor of the Required Sale at any meeting of Shareholders called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, to use its reasonable efforts to cause its Shareholder Directors to vote in favor of the Required Sale at any meeting of the Holdco Board called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, to waive all dissenters’ or appraisal rights in connection with the Required Sale, to enter into agreements relating to the Required Sale as and to agree (as to itself) to make to the proposed purchaser the same representations, warranties, covenants and agreements as the

Dragging Investors agree to make in connection with the Required Sale; provided that (i) in no event shall any Shareholder and PEC Holder be required to make any representations and warranties (other than as to the title to its Shares or PECs, as applicable, its power, authority and legal right to Transfer such Shares or PECs, and the absence of any adverse claims with respect to such Shares or PECs) or provide any indemnities and (ii) a Shareholder and PEC Holder shall not be obligated to enter into any non-competition or other post-closing covenant that restricts its activities in any way.  If at the end of the 120th day after the date of delivery of the Required Sale Notice (as such period may be extended to obtain any required regulatory approvals) the Dragging Investors have not completed the proposed transaction, the Required Sale Notice shall be null and void, each Shareholder and PEC Holder shall be released from such Shareholder’s and PEC Holder’s obligations under the Required Sale Notice and it shall be necessary for a separate Required Sale Notice to be furnished and the terms and provisions of this Section 7.4 separately complied with in order to consummate any Sale Proposal.

(d)                                 Any expenses incurred for the benefit of all Shareholders and PEC Holders shall be paid by the Shareholders and PEC Holders in accordance with their respective Sharing Percentages to the extent not paid or reimbursed by the Transferee.

7.5                                 Restrictions on Transfers to Strategic Investors.  Notwithstanding anything to the contrary in this Agreement, no holder of Shares or PECs shall Transfer any Shares or PECs to a Strategic Investor without Investor Supermajority Approval.  If any holder of Shares or PECs proposes to Transfer any Shares or PECs to a Strategic Investor (each such holder, a “Restricted Investor”), such Restricted Investor shall furnish a written notice to Holdco and each Investor at least ten Business Days prior to such proposed Transfer.  Such notice shall set forth the principal terms of the proposed Transfer, including (a) the number of Shares and/or PECs to be Transferred, (b) the purchase price or the formula by which such price is to be determined and (c) the name and address of the Proposed Transferee.  If the proposed Transferee (or an Affiliate thereof) has previously been determined by Investor Supermajority Approval to be a Strategic Investor and such determination has not been reversed by written notice to Holdco, the Restricted Investor shall not Transfer any Shares or PECs to such Proposed Transferee without Investor Supermajority Approval.  If the proposed Transferee (or an Affiliate thereof) has not previously been determined by Investor Supermajority Approval to be a Strategic Investor, the Restricted Investor may Transfer Shares and/or PECs to such proposed Transferee (provided that such Transfer is otherwise in compliance with the provisions of this Article VII) unless, within seven Business Days after the date of delivery of the notice required by the second preceding sentence, the Investors acting by Investor Supermajority Approval deliver written notice to the Restricted Investor that such proposed Transferee has been designated a Strategic Investor.  In the event any proposed Transfer to a Strategic Investor is approved in accordance with the foregoing, such approval shall also apply to Transfers made to such proposed Transferee by any other Holders.

7.6                                 Other Transfer Restrictions.  (a)  In addition to any other restrictions on Transfer herein contained, each Holder agrees that in no event may any Transfer of Shares and PECs by any Holder be made:

(i)                                     to any Person who lacks the legal right, power or capacity to own Shares and/or PECs, as applicable;

(ii)                                  for as long as Holdco is a partnership for U.S. federal income tax purposes, if such Transfer would, in the opinion of counsel to Holdco, cause any portion of the assets of Holdco to constitute assets of any employee benefit plan pursuant to the Plan Asset Regulations;

(iii)                               if such Transfer requires the registration or other qualification of such Shares and/or PECs pursuant to any applicable securities laws;

(iv)                              for so long as Holdco is a partnership for U.S. federal income tax purposes, if such Transfer is effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the IRC or such Transfer would otherwise result in Holdco being treated as a “publicly traded partnership,” as such term is defined in Sections 469(k)(2) or 7704(b) of the IRC and the regulations promulgated thereunder (unless (i) such Transfer is disregarded in determining whether interests in Holdco are readily tradable on a secondary market or the substantial equivalent thereof under Section 1.7704-1 of the Treasury Regulations (other than Section 1.7704-1(e)(1)(x) thereof) or (ii) the Investors determine that Holdco will satisfy the requirements of Section 1.7704-1(h) of the Treasury Regulations at all times during the taxable year of such Transfer); or

(v)                                 if in the determination of the Holdco Board, such Transfer would require the prior consent of any regulatory agency and such prior consent has not been obtained.

(b)                                 No Transfer may be made or recorded in the books and records of Holdco unless the Transferee shall deliver to Holdco notice of such Transfer, including a fully executed copy of all documentation and agreements relating to the Transfer and any agreements or other documents required by this Agreement, including the written agreement (as required pursuant to Section 7.7) of the Transferee to be bound by the terms of this Agreement and to assume all obligations of the Transferring Holder under this Agreement in respect of the Shares and PECs that are the subject of the Transfer.

(c)                                  Any Holder who shall Transfer all of such Person’s Shares and PECs in a Transfer permitted pursuant to this Article VII shall cease to be a Party to this Agreement.

(d)                                 For the avoidance of doubt, the provisions of this Article VII apply to any indirect Transfer of any interest in the Shares and/or PECs, including the Transfer of any interest in the Investor Luxcos or any other parent company holding directly or indirectly any interest in the Shares and/or PECs.

7.7                                 Certain Transferees to Become Parties

(a)                                  Any Transferee receiving any Shares and/or PECs in a Transfer shall become a Shareholder and/or PEC Holder party to this Agreement, as applicable, and be subject to the terms and conditions of, and be entitled to enforce, this Agreement as a “Shareholder” and/or “PEC Holder,” as applicable.

(b)                                 Any Transferee receiving more than (i) 50% of the Shares originally underwritten (directly or through syndication) by the applicable original Transferring Investor and (ii) 50% of the Original Investment of the applicable original Investor shall become an “Investor” for all purposes of this Agreement, including the rights of Investors pursuant to Articles V, VI and VII.  An Investor who ceases to hold more than (i) 50% of the Shares originally underwritten (directly or through syndication) by it or, in the case of a Transferee, the applicable original Investor or (ii) 50% of the applicable Original Investment will not be entitled to designate any Shareholder Director or any Investor Representative (or observers) pursuant to Article V, but will continue to be entitled to exercise any other rights, and will be subject to all other obligations, as an Investor for all purposes of this Agreement.

(c)                                  Prior to any Transfer of any Shares and/or PECs in accordance with this Agreement, and as a condition thereto, each Holder effecting such Transfer (or in the case of a Transfer being effectuated pursuant to Section 7.3, the Selling Holder) shall cause such Transferee to deliver to Holdco and each Investor its written agreement, in form and substance reasonably satisfactory to Holdco, to be bound by the terms and conditions of this Agreement to the extent described in this Section 7.7.

7.8                                 Further Assurances.  Subject to the other provisions of this Article VII, each Holder shall take or cause to be taken all such actions as may be necessary or reasonably desirable in order expeditiously to consummate each Transfer to which it is a party pursuant to Section 7.2, Section 7.3 or Section 7.4 and any related transactions, including executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the relevant Parties.

7.9                                 Sale Process.  Subject to the other provisions of this Article VII, the Dragging Investors, in the case of a proposed Transfer pursuant to Section 7.4, or the Selling Holders in the case of a proposed Transfer pursuant to Section 7.3 shall, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Transfer and the terms and conditions thereof.  No Holder nor any Affiliate of any such Holder shall have any liability to any other Holder or to Holdco arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Transfer, except to the extent such Holder shall have failed to comply with the provisions of this Article VII.

ARTICLE VIII

IPO AGREEMENTS

8.1                                 IPO Agreements.  Prior to any IPO, Holdco and the Holders shall enter into (i) a customary agreement with respect to various matters regarding such IPO and the rights and obligations of Holdco and the Holders in connection therewith, including customary registration rights and requirements to qualify as a “venture capital operating company” as defined in the Plan Asset Regulations, (ii) any Reorganization Transactions, and (iii) such other agreements with respect to various shareholder agreements as may be agreed in accordance with this Agreement.  Holdco agrees to provide the Holders with customary indemnification rights in connection with any such agreements and IPO.  All Holders will be required to enter into such agreements to the extent such agreements have been approved by Investor Supermajority Approval and to the extent provided for therein.

ARTICLE IX

INDEMNIFICATION

9.1                                 Indemnification.

(a)                                  Holdco and each Acquisition Subsidiary agrees to indemnify, pay, protect and hold harmless each member of each Board and each Investor and its Representatives (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any kind or nature whatsoever (including all reasonable costs and expenses of attorneys and the defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against any Indemnitee) and all costs of investigation in connection therewith (collectively, “Losses”) which may be imposed on, incurred by, or asserted against the Indemnitee in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Indemnitee when acting on behalf of any member of the Group in any capacity, including as a member of a Board or committee thereof or as a member of any other board of directors or other governing body or committee thereof of any member of the Group (other than any such Losses by an Investor as a result of a breach of this Agreement without prejudice to any other remedy an Investor may have as a result of such breach, or such Losses which are finally determined by a competent court (after all appeals have been heard or waived) to have resulted from such Indemnitee’s fraud, gross negligence or wilful misconduct).  In any action, suit or proceeding against any Indemnitee relating to or arising out of, or alleged to relate or to arise out of, any such action or non-action, the Indemnitee shall have the right jointly to employ, at the expense of Holdco, counsel of the Indemnitee’s choice, which counsel shall be reasonably satisfactory to Holdco, in such action, suit or proceeding.  If joint counsel is so retained, an Indemnitee may nonetheless employ separate counsel, but at such Indemnitee’s own expense.  If an Indemnitee is determined by a court, tribunal or other relevant body to have committed fraud or to have acted with gross negligence or to have been guilty of wilful misconduct, the Indemnitee shall reimburse all the expenses paid by Holdco on its behalf under this paragraph.

(b)                                 The indemnification rights contained in this Section 9.1 will be cumulative and in addition to any and all other rights, remedies and recourse to which an Indemnitee, its heirs, successors, assignees and administrators are entitled.  The indemnification provided in this Section 9.1 will inure to the benefit of the heirs, successors, assignees and administrators of each of the Indemnitees.

(c)                                  The terms of this Section 9.1 shall survive the termination of this Agreement for any reason (but only with respect to events occurring during or prior to the time when this Agreement was in effect).

(d)                                 The indemnity provided by this Section 9.1 shall in no event cover damages or indemnifiable expenses to the extent they are actually paid or reimbursed by or under any applicable insurance policy or arrangement carried by or on behalf of or in favor of an Indemnitee.

(e)                                  Except as set forth in the last sentence of Section 9.1(a), under no circumstances will any Indemnitee be liable for or have any obligation to satisfy any indemnification claim made hereunder.

ARTICLE X

REPRESENTATIONS AND WARRANTIES

10.1                           Representations and Warranties of the Holders.  Each Shareholder and PEC Holder, severally and not jointly, represents and warrants to Holdco and the Investors, as of the date such Shareholder or PEC Holder becomes a party hereto, as follows:

(a)                                  Organization.  Such Shareholder or PEC Holder is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(b)                                 Authority.  Such Shareholder or PEC Holder has full power and authority to enter into, execute and deliver this Agreement and, if applicable, its Equity Commitment Letter.  The execution and delivery of this Agreement and, if applicable, its Equity Commitment Letter and the performance of the rights and obligations hereunder and thereunder have been duly and validly authorized by such Shareholder or PEC Holder and no other proceedings by or on behalf of such Shareholder or PEC Holder will be necessary to authorize this Agreement and, if applicable, its Equity Commitment Letter or the performance of the rights and obligations hereunder and thereunder.  This Agreement and, if applicable, its Equity Commitment Letter constitutes the valid and binding obligations of such Shareholder or PEC Holder enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors’ rights generally and (ii) subject to general principles of equity.

(c)                                  No Legal Bar.  The execution, delivery and performance of this Agreement and, if applicable, its Equity Commitment Letter by such Shareholder or PEC Holder will not (i) violate (x) the organizational documents of such Shareholder or PEC Holder or (y) any law, treaty, rule or regulation applicable to or binding upon such Shareholder or PEC Holder or any of its properties or assets or (ii) result in a breach of any contractual obligation to which such Shareholder or PEC Holder is a party or by which it or any of its properties or assets is bound, in the case of each of clauses (i)(y) and (ii) in any respect that would reasonably be expected to have a material adverse effect on the ability of such Shareholder or PEC Holder to perform its obligations under this Agreement and, if applicable, its Equity Commitment Letter.

(d)                                 Litigation.  There is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation or investigation, proceeding or demand letter pending, or to the knowledge of such Shareholder or PEC Holder threatened, against such Shareholder or PEC Holder, which if adversely determined would reasonably be expected to have a material adverse effect on the ability of such Shareholder or PEC Holder to perform its obligations hereunder.

(e)                                  Information.  Such Shareholder or PEC Holder has been given the opportunity to (i) ask questions and receive satisfactory answers concerning the terms and conditions of the Transactions and (ii) obtain additional information which such Shareholder or PEC Holder and its representatives deem necessary, in each case in order to evaluate the merits and risks of executing and delivering this Agreement.  Such Shareholder or PEC Holder has not relied upon any statement, printed material or other information given or made by or on behalf of Holdco that is contrary to information contained in this Agreement.

(f)                                    Securities Not Registered.  Such Shareholder or PEC Holder has acquired securities of Holdco solely for its own account, for investment purposes and not with a view to, or for sale in connection with, the distribution thereof other than as permitted under applicable securities and other laws.  Such Shareholder or PEC Holder (i) has such knowledge and experience in business and financial matters as will enable it to evaluate the merits and risks of the Transactions, (ii) is able to bear the economic risk of an investment in the Group and (iii) is able to bear the risk of loss of its entire investment in the Group.

(g)                                 ERISA.  Such Shareholder or PEC Holder is not investing the assets of any plan subject to ERISA, the IRC or similar laws.

(h)                                 No Other Representations.  Except for the representations and warranties contained in this Article X, no such Shareholder or PEC Holder, nor any other Person or entity acting on behalf of such Shareholder or PEC Holder, makes any representation or warranty, express or implied to any other Party.

10.2                           Representations and Warranties of the Holdco.  Holdco represents and warrants to the Shareholders and the PEC Holders as of the date hereof, as follows:

(a)                                  Organization.  Holdco is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(b)                                 Authority.  Holdco has full power and authority to enter into, execute and deliver this Agreement.  The execution and delivery of this Agreement and the performance of the rights and obligations hereunder have been duly and validly authorized by Holdco and no other proceedings by or on behalf of Holdco will be necessary to authorize this Agreement or the performance of the rights and obligations hereunder.  This Agreement constitutes the valid and binding obligations of Holdco enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors’ rights generally and (ii) subject to general principles of equity.

(c)                                  Subscription.  The Shares and PECs to be issued pursuant to this Agreement, when issued and delivered in accordance with the terms hereof, will be duly and validly issued and, upon receipt by the Holdco of the subscription price therefor, will be fully paid and nonassessable with no personal liability attached to the ownership thereof.

ARTICLE XI

ADDITIONAL COVENANTS AND AGREEMENTS

11.1                           Certain Tax Matters.

(a)                                  Blackstone shall be the initial Tax Matters Person.  The Tax Matters Person shall have all of the rights, duties, powers and obligations provided for in Sections 6221 through 6232 of the IRC, and shall exercise all such rights, duties, powers and obligations at the direction of the Holdco Board.  The Tax Matters Person shall (i) promptly notify the Holdco Board of any notices that it receives, and (ii) timely inform the Holdco Board of the status of all administrative and judicial proceedings in relation to the U.S. taxes.  For the avoidance of doubt, the provisions relating to indemnification of Investors set forth in Article IX of this Agreement shall be fully applicable to the Tax Matters Person in its capacity as such.  The Tax Matters Person shall receive no compensation for its services. All third party costs and expenses incurred by the Tax Matters Person in performing its duties as such (including legal and accounting fees and any out-of-pocket expenses) shall be borne by Holdco. Nothing herein shall be construed to restrict Holdco from engaging an accounting firm or other experts or consultants to assist the Tax Matters Person in discharging its duties hereunder, so long as the compensation paid by Holdco for such services is reasonable.

(b)                                 To the extent permitted by law, each of Holdco and Bidco shall elect or has elected to be classified and treated as a fiscally transparent entity for US tax purposes (i.e., a partnership or a disregarded entity) from its inception.  In connection therewith, each Shareholder and PEC Holder hereby consents to the making of any elections pursuant to United States Treasury Regulations Section 301.7701-3 consistent with such treatment and agrees to cooperate to effect such elections (and not to revoke such elections except as permitted by the terms of this Agreement).

(c)                                  To the extent permitted by law, each of Interco, Midco and PIKco shall elect to be classified and treated as a corporation for US tax purposes from its inception.  In connection therewith, each Shareholder and PEC Holder hereby consents to the making of any elections pursuant to United States Treasury Regulations Section 301.7701-3 consistent with such treatment and agrees to cooperate to effect such elections (and not to revoke such elections except as permitted by the terms of this Agreement).

(d)                                 The PECs issued by Holdco will be treated and accounted for US income tax purposes as equity (rather than debt), and US income tax filings by any Shareholder and PEC Holder will be consistent with such treatment.

(e)                                  Each of the Shareholders and PEC Holders shall use its reasonable efforts to cause Holdco to conduct its activities in a manner that minimizes the likelihood of “unrelated business taxable income,” as defined in the IRC.  Any activity of Holdco that would result in unrelated business taxable income shall be subject to approval by the Holdco Board and the Investors acting unanimously.

(f)                                    Each member of the Group shall provide to any Shareholder and PEC Holder such information as any such Shareholder and PEC Holder may reasonably request at any time or from time to time in order to permit such Shareholder and PEC Holder (i) to determine whether any member of the Group has been a “passive foreign investment company” or a “controlled foreign corporation” (or a corporation having a similar status) for purposes of the IRC, (ii) to determine the consequences to such Shareholder and PEC Holder of such status, and (iii) all such other information that is reasonably necessary for such Shareholder or PEC Holder, or any direct or indirect investor in such Shareholder or PEC Holder, to duly complete and file its income tax returns.  In addition, at the request of any Shareholder and PEC Holder, each member of the Group shall cooperate with such Shareholder and PEC Holder in making and maintaining, or permitting such Shareholder and PEC Holder (or direct or indirect investor in such Shareholder or PEC Holder) to make and maintain, any election permitted under the IRC.

(g)                                 Each member of the Group and the Shareholders and PEC Holders shall cause Midco, with respect to Bidco’s purchase of Angel, to make timely elections under Section 338 of the IRC to the extent permitted by law to treat the purchase of Angel (if such purchase of Angel is eligible for an election under Section 338 of the IRC) as a purchase of Angel’s assets and the deemed purchase of Angel’s subsidiaries as a purchase of the assets of Angel’s subsidiaries in accordance with Section 338 of the IRC.  Bidco shall prepare an allocation of the purchase price paid in the Offer in accordance with the rules under Section 338 of the IRC and the Treasury Regulations promulgated thereunder.  The Shareholders and PEC Holders agree to use the agreed-upon allocations for purposes of all relevant US tax returns or filings, including any forms or reports required to be filed pursuant to Section 338 of the IRC, the Treasury Regulations promulgated thereunder or any provisions of US federal, state or local law (“338 Forms”), and to cooperate in the preparation of any 338 Forms and to file such 338 Forms in the manner required by applicable law.

(h)                                 Holdco shall provide each Shareholder or PEC Holder with an Internal Revenue Service Schedule K-1 (or equivalent substitute) on an annual basis prepared under the supervision of the Holdco Board.

(i)                                     Each Investor shall cooperate with the other Investors and Holdco to determine if Interco, or any other member of the Group, is, from time to time, entitled to the benefits of the United States-Denmark income tax treaty in effect at such time; provided that no Investor shall be obligated to provide any information pursuant to this Section 11.1(i) that such Investor reasonably considers to be confidential, unless Holdco and the other Investors agree to take such measures reasonably acceptable to such Investor to ensure the continued confidentiality of such information.

(j)                                     To the extent Holdco is required by law to withhold or to make tax payments on behalf of or with respect to any Holder (“Tax Advances”), Holdco may withhold such amounts and make such tax payments as so required.  All Tax Advances made on behalf of any Holder shall be repaid by reducing the amount of the current or next succeeding distribution or distributions which would otherwise have been made to such Investor or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Investor.  If a distribution to a Holder is actually reduced as a result of a Tax Advance, for all other purposes of this Agreement such Holder shall be treated as having received the amount of the distribution that is reduced by the Tax Advance.  Each Holder hereby agrees to indemnify and hold harmless Holdco and the Investors from and against any liability (including, without limitation, any liability for taxes, penalties, additions to tax or interest) with respect to income attributable to or distributions or other payments to such Holder.

11.2                           Non-Solicitation.  Each Holder shall not (and shall use its reasonable efforts to procure that its Affiliates do not), initiate or conduct any discussions about future employment with, or employ, any member of senior management of Holdco or its Subsidiaries, without Investor Supermajority Approval (such consent not to be unreasonably withheld), and shall not make any offers to this effect to such Persons; provided that the foregoing shall not be construed to prohibit solicitation for employment or employment of any such Person (i) resulting from general advertisements for employment conducted by such Investor or its Affiliates or (ii) six months following cessation of such Person’s employment with the Group without any encouragement by such Investor or its Affiliates.

11.3                           Access to Information, Confidentiality and Public Announcements.

(a)                                  Holdco shall cause to be provided to each Investor upon written request, copies of (i) as soon as practicable, (x) the annual audited consolidated financial statements of the Group (it being understood that for this purpose the parent of the Group may be Holdco or one of the Acquisition Subsidiaries) (to the extent the financial statements of any member of the Group are included in any such consolidation), (y) if prepared, quarterly or other periodic financial statements or accounts of the Group (it being understood that for this purpose the parent of the Group may be Holdco or one of the Acquisition Subsidiaries) and (z) if prepared, monthly statements or accounts of the Group together with any related financial presentations (it being understood that for this purpose the parent of the Group may be Holdco or one of the Acquisition Subsidiaries), and (ii) within a reasonable time following written request, such other financial or other information regarding Holdco’s or any other member of the Group’s operations, activities, finances and accounts as may already exist and as it may reasonably request.  Each Investor shall be entitled, at all reasonable times, to access the premises, books and records (and to inspect the properties and assets) of any member of the Group.

(b)                                 Holdco shall cause to be provided to each Syndicatee pursuant to a Permitted Equity Syndication as soon as practicable copies of (x) the annual audited consolidated financial statements of the Group (it being understood that for this purpose the parent of the Group may be Holdco or one of the Acquisition Subsidiaries) (to the extent the financial statements of any member of the Group are included in any such consolidation), and (y) if prepared, quarterly statements or accounts and quarterly budget and deviations of the Group together with any related financial presentations (it being understood that for this purpose the parent of the Group may be Holdco or one of the Acquisition Subsidiaries).  Holdco shall also arrange for a meeting of all Syndicatees pursuant to a Permitted Equity Syndication with the chief executive officer of the Group on an annual basis.

(c)                                  (i)  Each Shareholder and PEC Holder agrees to hold in strict confidence all Information furnished to it, the terms of this Agreement and any other matters relating to the transaction contemplated by the Agreement or the discussions among the Parties in relation thereto (collectively, “Confidential Information”) and to procure that its Affiliates hold in strict confidence the Confidential Information.  Subject to applicable law, an Investor may disclose any Confidential Information to (x) any of its Representatives in connection with the Transactions, (y) any Affiliate of such Investor; provided that such Investor shall be responsible for the compliance of such Affiliate with this Section 11.3(c) or such Affiliate shall have entered into a confidentiality undertaking for the benefit of Holdco to hold any such information in strict confidence in accordance with this Section 11.3(c), and (z) any member of the Group or its management or advisers (collectively, “Authorized Recipients”); provided that an Investor shall not disclose any term of this Agreement to any Person described in clause (z) above without the prior approval of each of the Investors.  Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of an unauthorized disclosure by such Shareholder or PEC Holder, (ii) is or becomes available to a Shareholder or PEC Holder or any of its Authorized Recipients on a non-confidential basis from a third party source (other than any other Shareholder or PEC Holder or its Representatives or any Person described in clause (y) above), which source (after reasonable inquiry) is not bound by a duty of confidentiality to any Shareholder or PEC Holder or its Representatives or any Person described in clause (z) above in respect of such Confidential Information or (iii) is independently developed by any Shareholder or PEC Holder without the benefit of any other Confidential Information.  If any Shareholder or PEC Holder or any of its Authorized Recipients is

required by law or regulation or any legal or judicial process to disclose any Confidential Information, such Shareholder or PEC Holder shall promptly notify Holdco and the other Investors of such requirement so that Holdco may, in consultation with the Investors to the extent practicable under the circumstances, at its own expense, oppose such requirement or seek a protective order and request confidential treatment thereof.  If such Shareholder or PEC Holder or such Authorized Recipient is nonetheless required to disclose any such Confidential Information, such Shareholder or PEC Holder or Authorized Recipient may disclose such portion of such Confidential Information that is legally required to be disclosed without liability hereunder.

(ii)                                  An Investor may disclose Confidential Information in connection with any proposed Transfer of Shares and/or PECs by such Investor; provided that such Transfer is permitted by this Agreement, and the relevant Transferee shall enter into a confidentiality agreement with Holdco to hold any such information (together with, if applicable, any information provided in accordance with Section 11.3(b)) in strict confidence and to not use such information for any purpose other than such Transfer and specifying that Holdco and each of the Investors shall be entitled to enforce such confidentiality agreement.

(d)                                 No public announcement or press release concerning the business or affairs of the Group or any member thereof or concerning this Agreement or any of its provisions shall be made by any Party (or any Affiliate thereof), without the prior consent of the Holdco Board pursuant to Section 5.4(a).  This provision shall not prohibit any public announcement or press release required to be made by any applicable laws or regulations; provided that such Party (or such Affiliate) that is making such announcement shall, to the extent practicable, consult with Holdco and the Investors concerning the timing and content of such announcement before such announcement is made and shall give a copy thereof to the other Parties at the same time as, or as soon as reasonably practicable after, the making of such announcement.

11.4                           Non-Compete.  Each Holder agrees not to join or become a bidder, directly or indirectly, for any other change of control or other business combination transaction with respect to Angel or any member of the Angel Group or enter into any discussions with respect thereto prior to 30 June 2006 unless this Agreement has been terminated in accordance with Section 12.2.

11.5                           Costs.  (a)  If the Closing does not occur, all joint out-of-pocket costs and expenses of the Investors and their respective Affiliates, Holdco and the Acquisition Subsidiaries (collectively, “Costs”) whether incurred prior to or after the date of this Agreement which have been approved by the Investors shall be shared by the Investors on an equal basis.  In the event of an Investor Exit or if for any other reason an Investor ceases to participate in the Transactions, the applicable Investor shall be liable for its share of Costs incurred up to such time unless the Closing has occurred, in which case, such Costs will be paid in accordance with Section 11.5.

(b)                                 If the Closing occurs, all Costs approved by the Investors shall be paid or reimbursed, as applicable, by Holdco or another member of the Group, as determined by the Holdco Board, and all reasonable out-of-pocket costs and expenses incurred by tax and legal advisers of each Investor and its Affiliates shall be paid or reimbursed, as applicable, by Holdco or another member of the Group as determined by the Holdco Board.

(c)                                  For the avoidance of doubt, neither Holdco nor any Acquisition Subsidiary shall pay any Costs to purchase its shares or associated with its incorporation.

11.6                           Management Matters.  No Investor will (or will authorize anyone acting on behalf of it or its Affiliates to and to the extent it is reasonably able to do so will procure that none of its Affiliates shall) offer to any shareholder of Angel (including any member of management or employee of Angel) any consideration or other inducement to tender or sell their Angel Shares, including any opportunity to invest in any Investor, Holdco or any Acquisition Subsidiary or to retain any interest in any member of the Group without the prior written consent of all the other Investors.

11.7                           Pre-Closing Transfers.  Prior to Closing and except for Transfers to Permitted Transferees or as provided in Section 3.2, no Investor will Transfer any interest in Holdco or its respective Investor Luxco.

11.8                           Additional Agreements.  Unless otherwise agreed in writing by all Investors, neither Holdco nor any Acquisition Subsidiary will enter into any agreement with any Investor or its Affiliates outside the ordinary course of business of the Group or that has the effect of discriminating against any Investor in a manner that is materially adverse to such Investor without such Investor’s consent, except to the extent explicitly permitted or contemplated by the terms of this Agreement.  Holdco shall provide to all Investors a copy of any agreement to be entered into by Holdco or any Acquisition Subsidiary with less than all of the Investors.  Unless otherwise agreed in writing by all Investors, none of the Investors will enter into any agreement or arrangement of any kind with any Person in respect of such Investor’s Shares or PECs other than this Agreement and the other agreements referred to herein or in connection with any Transfer of Shares or PECs permitted by this Agreement, and none of the Investors have entered into any such agreement or arrangement that remains in effect as of the date hereof.

11.9                           The Transactions.

(a)                                  Prior to the Closing, each Investor undertakes to each other Investor that it shall and it shall use all reasonable efforts to procure (to the extent it is reasonably able to do so) that each of Holdco, each Intermediate Holdco and Bidco shall use all reasonable efforts to take such action as the Investors shall approve in connection with the Transactions in accordance with Section 3.3.

(b)                                 Each Investor undertakes to each other Investor that it will not, and it shall use all reasonable efforts to procure (to the extent that it is reasonably able to do so) that each of its respective Affiliates (other than to the extent that any such Affiliate has discretionary investment authority) will not, acquire, or agree to acquire, any direct or indirect investment or interest in, any asset which would prevent or materially delay the consummation of the Transactions.

ARTICLE XII

MISCELLANEOUS

12.1                           Waiver; Amendment.  (a)  Except as provided for in Section 12.1(b), this Agreement may be amended, supplemented or otherwise modified, or any provision hereof may be waived, by a written instrument executed by the Investors acting by Investor Supermajority Approval; provided that any amendment, modification, supplement or waiver (i) that discriminates against an Investor in a manner that is materially adverse to such Investor shall require such Investor’s consent or (ii) with respect to any provision of this Agreement or action contemplated hereby that specifically provides for or requires the approval of each of the Investors shall require the approval of each Investor.

(b)                                 No waiver by any Party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the Party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, will be deemed to constitute a waiver by the Party taking such action of compliance with any covenants or agreements contained herein.  The waiver by any Party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

12.2                           Effectiveness; Termination.

(a)                                  This Agreement shall become effective on the date hereof and, subject to paragraph (c) below, shall terminate and be of no further force or effect upon the earlier of (i) following the Closing, the date on which the Investors shall collectively hold less than 25% of their Original Investment based on the principal amount of the PECs and the subscription price paid for the Shares at Closing, in each case, then held by the Investors, (ii) the written agreement of all Parties hereto, (iii) the twentieth anniversary of the Closing Date, (iv) the date on which the Offer lapses or is terminated without there being any Angel Shares, Angel ADSs or any equity securities of any member of the Group acquired in accordance with Section 3.4 and (v) following a Qualified Public Offering.  At the time any Shareholder which is a Party ceases to hold any Shares and PECs, such Shareholder shall automatically cease to be a Party to this Agreement.

(b)                                 Notwithstanding any termination of this Agreement in its entirety or in respect of any Holder pursuant to Section 12.2(a), (i) the provisions of Sections 11.3(c), 11.3(d) and 11.5 and Article IX shall survive for a period of three years and (ii) this Article XII shall survive indefinitely.

(c)                                  Termination of this Agreement pursuant to this Section 12.2 shall not affect a Party’s accrued rights and obligations at the date of termination although each Party’s further rights and obligations shall cease immediately on termination.

12.3                           Notices.

(a)                                  Any notices or other communications required or permitted hereunder to a Party shall be sufficiently given if in writing and either (i) personally delivered, (ii) sent by registered or certified mail, return receipt requested, postage prepaid, (iii) sent by overnight delivery service such as DHL, or (iv) sent by facsimile transmission or electronic mail, with verbal confirmation of receipt, and, in each case, addressed for the Parties as set forth in Exhibit G or to such other address as the relevant Party shall have given notice of pursuant hereto.  All such notices and other communications shall be deemed to have been given and received (i) if by personal delivery, on the day of such delivery, (ii) if by registered or certified mail, on the seventh day after the mailing thereof, (iii) if by overnight delivery service such as DHL, on the next Business Day, and (iv) if by facsimile transmission or electronic mail, on the day that verbal confirmation of receipt by the recipient is obtained from the recipient.

(b)                                 Copies of any notices or correspondence received by Holdco or any Acquisition Subsidiary under, in connection with, or related to the Transactions or this Agreement shall be promptly provided to each Investor by Holdco or such Acquisition Subsidiary.

12.4                           Applicable Law.  This Agreement shall be governed by and shall be construed in accordance with the laws of the State of New York, except to the extent that the matter in question is required to be governed by Danish law, in which case it will be governed by the applicable provisions of such law.  No suit, action or proceeding with respect to this Agreement may be brought in any court or before any similar authority other than in a court of competent jurisdiction in the State of New York, and the parties hereto hereby submit to the exclusive jurisdiction of such courts for the purpose of such suit, proceeding or judgment.  Each party hereto hereby irrevocably waives any right it may have had to bring such an action in any other court, domestic or foreign, or before any similar domestic or foreign authority.  Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement and for any counterclaim therein.  Each party irrevocably consents to the service of any and all process in any action or proceeding relating to this Agreement by the mailing or delivery of copies of such process to it at its address for notices specified in this Agreement.

12.5                           Assignment.  The rights and obligations of the PEC Holders who are Investors under this Agreement may be assigned to a newly incorporated Subsidiary of such PEC Holder, and following such assignment any such PEC Holder will be released from all obligations under this Agreement.  Except as expressly permitted by Sections 5.14, 7.7 and this Section 12.5, the rights and obligations under this Agreement may not be transferred by any Party hereto, in whole or in part, to any Person, and any purported Transfer shall be void and unenforceable.

12.6                           Specific Performance.  Each Party acknowledges and agrees that money damages would not be a sufficient remedy for any material breach of the provisions of this Agreement.  In the event of a material breach of this Agreement by a Party which material breach threatens irreparable harm to any other Party, such non-breaching Party may seek specific enforcement or injunctive relief from any court of competent jurisdiction, which remedies shall not limit, but shall be in addition to, all other remedies that the non-breaching Parties may have at law or in equity.

12.7                           Fiduciary Duties; Exculpation Clause.  To the maximum extent permitted by law, none of the Investors shall have a fiduciary or similar duty to the other Investors, Shareholders or PEC Holders or their respective Affiliates or funds managed, advised or Controlled by any such Person, to any members of the Group or to any shareholder, creditor, employee or other stakeholder of any member of the Group, and each Shareholder and PEC Holder and Holdco and each Acquisition Subsidiary hereby waives any claim relating to a breach of fiduciary or similar duty any Investor has or may have in connection with any action or inaction by such Investor.  The foregoing shall not be deemed to limit the obligations of the Investors under this Agreement.

12.8                           No Recourse.  Only the Parties that are signatories hereto shall have any obligation or liability under this Agreement.  Notwithstanding anything that may be expressed or implied in this Agreement, no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future Representative of any Investor or any current or future direct or indirect shareholder, member, general or limited partner or other beneficial owner of any Investor or any of their respective Representatives, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such Person for any obligation of any Investor under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

12.9                           Further Assurances.  The Parties will sign such further documents, cause such further meetings to be held, adopt such resolutions and do and perform and cause to be done such further acts and things as may be necessary in order to give full effect to this Agreement and the transactions contemplated by this Agreement.

12.10                     Several Obligations.  The obligations of each of the Parties under this Agreement shall be several and not joint.

12.11                     Third Parties.  This Agreement does not create any rights, claims or benefits inuring to any Person that is not a Party hereto nor create or establish any third party beneficiary hereto, other than pursuant to Section 5.14 and Article IX.

12.12                     Entire Agreement.  This Agreement and the exhibits hereto, together with the Equity Commitment Letters, the equity commitment letter in connection with the PIK Finance Documents, the Confidentiality Agreement and any other agreements dated as of the date hereof, represent the entire understanding and agreement of the Parties and supersede all prior agreements, understandings and arrangements (whether written or oral) among the Parties with respect to the subject matter hereof.  Each Party acknowledges that it has not made or relied on any representation or warranty other than those specifically set forth herein.

12.13                     Titles and Headings.  The headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

12.14                     Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns.

12.15                     Severability.  Should any provision of this Agreement be invalid or unenforceable, in whole or in part, or should any provision later become invalid or unenforceable, this shall not affect the validity of the remaining provisions of this Agreement which shall not be affected and shall remain in full force and effect.

12.16                     Counterparts.  This Agreement shall be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.  Any counterpart or other signature hereupon delivered by facsimile shall be deemed for all purposes as constituting good and valid execution and delivery of this Agreement by such Party.